Exhibit 4.1

EXECUTION VERSION
INDENTURE
Dated as of March 19, 2025
Among
ARAMARK INTERNATIONAL FINANCE S.À R.L.,
as Issuer,
ARAMARK,
as Parent Guarantor,
ARAMARK SERVICES, INC.,
as a Guarantor,
THE OTHER GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO,
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
and
U.S. BANK EUROPE DAC,
as Paying Agent, Transfer Agent and Registrar

4.375% SENIOR NOTES DUE 2033

TABLE OF CONTENTS
Page
Section 1.01    Definitions    1
Section 1.02    Other Definitions    36
Section 1.03    Incorporation by Reference of Trust Indenture Act    37
Section 1.04    Rules of Construction    37
Section 1.05    Acts of Holders    38
Section 1.06    Luxembourg Terms    39
Section 1.07    Financial Calculations for Limited Condition Transactions.    40
ARTICLE 2 THE NOTES    41
Section 2.01    Form and Dating; Terms    41
Section 2.02    Execution and Authentication    43
Section 2.03    Registrar, Paying Agent and Transfer Agent    43
Section 2.04    Paying Agent to Hold Money in Trust    44
Section 2.05    Holder Lists    44
Section 2.06    Transfer and Exchange    44
Section 2.07    Replacement Notes    56
Section 2.08    Outstanding Notes    57
Section 2.09    Treasury Notes    57
Section 2.10    Temporary Notes    57
Section 2.11    Cancellation    58
Section 2.12    Defaulted Interest    58
Section 2.13    Issuance in Euros    58
Section 2.14    ISIN or Common Code Numbers    59
Section 2.15    Agents    59
ARTICLE 3 REDEMPTION    59
Section 3.01    Notices to Trustee    59
Section 3.02    Selection of Notes to Be Redeemed or Purchased    59
Section 3.03    Notice of Redemption    60
Section 3.04    Deposit of Redemption or Purchase Price    61
Section 3.05    Notes Redeemed or Purchased in Part    61
Section 3.06    Optional Redemption    62
Section 3.07    Mandatory Redemption    63
i

Section 3.08    Offers to Repurchase by Application of Excess Proceeds    63
Section 3.09    Redemption for Taxation Reasons    65
ARTICLE 4 COVENANTS    66
Section 4.01    Payment of Notes    66
Section 4.02    Maintenance of Office or Agency    66
Section 4.03    Reports and Other Information    67
Section 4.04    Compliance Certificate    68
Section 4.05    Taxes    69
Section 4.06    Stay, Extension and Usury Laws    69
Section 4.07    Limitation on Restricted Payments    69
Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries    77
Section 4.09    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock    79
Section 4.10    Asset Sales    86
Section 4.11    Transactions with Affiliates    89
Section 4.12    Liens    91
Section 4.13    Corporate Existence    92
Section 4.14    Offer to Repurchase Upon Change of Control    92
Section 4.15    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries    94
Section 4.16    Limitation on Sale and Lease-Back Transactions    95
Section 4.17    Suspension of Covenants    95
Section 4.18    Payment of Additional Amounts    97
Section 4.19    Maintenance of Listing    99
ARTICLE 5 SUCCESSORS    100
Section 5.01    Merger, Consolidation or Sale of All or Substantially All Assets    100
Section 5.02    Successor Corporation Substituted    102
ARTICLE 6 DEFAULTS AND REMEDIES    102
Section 6.01    Events of Default    102
Section 6.02    Acceleration    105
Section 6.03    Other Remedies    106
Section 6.04    Waiver of Past Defaults    106
Section 6.05    Control by Majority    106
Section 6.06    Limitation on Suits    106
Section 6.07    Rights of Holders of Notes to Receive Payment    107

Section 6.08    Collection Suit by Trustee    107
Section 6.09    Restoration of Rights and Remedies    107
Section 6.10    Rights and Remedies Cumulative    107
Section 6.11    Delay or Omission Not Waiver    108
Section 6.12    Trustee May File Proofs of Claim    108
Section 6.13    Priorities    108
Section 6.14    Undertaking for Costs    109
ARTICLE 7 TRUSTEE    109
Section 7.01    Duties of Trustee    109
Section 7.02    Rights of Trustee    110
Section 7.03    Individual Rights of Trustee    111
Section 7.04    Trustee’s Disclaimer    112
Section 7.05    Notice of Defaults    112
Section 7.06    Reports by Trustee to Holders of the Notes    112
Section 7.07    Compensation and Indemnity    113
Section 7.08    Replacement of Trustee    113
Section 7.09    Successor Trustee by Merger, etc.    114
Section 7.10    Eligibility; Disqualification    115
ARTICLE 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE    115
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance    115
Section 8.02    Legal Defeasance and Discharge    115
Section 8.03    Covenant Defeasance    116
Section 8.04    Conditions to Legal or Covenant Defeasance    116
Section 8.05    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions    118
Section 8.06    Repayment to Issuer    118
Section 8.07    Reinstatement    118
ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER    119
Section 9.01    Without Consent of Holders of Notes    119
Section 9.02    With Consent of Holders of Notes    120
Section 9.03    [Reserved]    122
Section 9.04    Revocation and Effect of Consents    122
Section 9.05    Notation on or Exchange of Notes    122
Section 9.06    Trustee to Sign Amendments, etc.    122

Section 9.07    Payment for Consent    123
Section 9.08    Notice    123
ARTICLE 10 GUARANTEES    123
Section 10.01    Guarantee    123
Section 10.02    Limitation on Guarantor Liability    125
Section 10.03    Execution and Delivery    126
Section 10.04    Subrogation    126
Section 10.05    Benefits Acknowledged    126
Section 10.06    Release of Guarantees    127
ARTICLE 11 SATISFACTION AND DISCHARGE    128
Section 11.01    Satisfaction and Discharge    128
Section 11.02    Application of Trust Money    129
ARTICLE 12 PAYING AGENT    129
Section 12.01    [Reserved]    129
Section 12.02    Payment    129
Section 12.03    Indemnity    131
Section 12.04    General    131
Section 12.05    Change of Paying Agent    133
Section 12.06    Compensation, Fees and Expenses    134
ARTICLE 13 MISCELLANEOUS    134
Section 13.01    [Reserved]    134
Section 13.02    Notices    134
Section 13.03    Communication by Holders of Notes with Other Holders of Notes    136
Section 13.04    Certificate and Opinion as to Conditions Precedent    136
Section 13.05    Statements Required in Certificate or Opinion    136
Section 13.06    Rules by Trustee and Agents    137
Section 13.07    No Personal Liability of Directors, Officers, Employees and Stockholders    137
Section 13.08    Governing Law    137
Section 13.09    Waiver of Jury Trial    137
Section 13.10    Submission to Jurisdiction    137
Section 13.11    Judgment Currency    138
Section 13.12    Waiver of Immunity    138
Section 13.13    Force Majeure    139

Section 13.14    No Adverse Interpretation of Other Agreements    139
Section 13.15    Successors    139
Section 13.16    Severability    139
Section 13.17    Counterpart Originals    139
Section 13.18    Table of Contents, Headings, etc.    139
Section 13.19    FATCA    140

EXHIBITS
Exhibit A     Form of Note
Exhibit B    Form of Certificate of Transfer
Exhibit C    Form of Certificate of Exchange
Exhibit D     Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

v

INDENTURE, dated as of March 19, 2025, among Aramark International Finance S.à r.l., a société à responsabilité limitée incorporated under the laws of Luxembourg existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 562, rue de Neudorf L - 2220 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B213360 (the “Issuer”), the Parent Guarantor (as defined herein), the Company (as defined herein), the other Guarantors (as defined herein) listed on the signature pages hereto, U.S. Bank Trust Company, National Association, as Trustee, and U.S. Bank Europe DAC, as Paying Agent, Transfer Agent and Registrar.
WITNESSETH
The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Issuer’s (i) €400,000,000 aggregate principal amount of 4.375% Senior Notes due 2033 (the “Initial Notes”) and (ii) Additional Notes (as defined herein and, together with the Initial Notes, the “Notes”):
Article 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, as the case may be, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Common Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“2017 Credit Facility” means the credit facilities provided under the credit agreement, dated as of March 28, 2017, as amended on September 20, 2017, December 11, 2017, February 28, 2018, May 11, 2018, May 24, 2018, June 12, 2018, October 1, 2018, January 15, 2020, April 22, 2020, November 12, 2020, April 6, 2021, June 22, 2023, June 29, 2023, March 27, 2024, August 2, 2024 and February 18, 2025, and as may be further amended, among the Company, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto in their capacity as lenders and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.
“2025 Euro Notes” means the €325,000,000 aggregate principal amount 3.125% Senior Notes due 2025 originally issued on March 27, 2017 by the Issuer pursuant to the indenture, dated as of March 27, 2017, among the Issuer, the guarantors named therein and The Bank of New York Mellon, as trustee.
“2028 Notes” means the $1,150,000,000 aggregate principal amount 5.000% Senior Notes due 2028 originally issued on January 18, 2018 by the Company pursuant to the indenture, dated as of January 18, 2018, among the Company, the guarantors named therein and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee.
“Acquired Indebtedness” means, with respect to any specified Person,

(1)Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and
(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09 hereof.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agency Agreement” means that certain Agency Agreement by and among the Issuer, U.S. Bank Europe DAC, as Paying Agent, Transfer Agent and Registrar, and the Trustee, dated as of the date hereof, as may be amended, restated and/or modified from time to time.
“Agent” means any Registrar, Paying Agent, Custodian or Transfer Agent.
“Agent Member” means a member of, or a direct or indirect participant in, Euroclear and/or Clearstream.
“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
(3)1.0% of the principal amount of such Note; and
(4)the excess, if any, of:
(a)the present value at such Redemption Date of (i) the redemption price of such Note at April 15, 2028 (such redemption price being set forth in Section 3.06 hereof), plus (ii) all required interest payments due on such Note through April 15, 2028 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Bund Rate as of such Redemption Date plus 50 basis points; over
(b)the principal amount of such Note.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means:
(1)the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); and
(2)the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), in each case, other than:
(a)a disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete or worn-out equipment, vehicles or other similar assets in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;
(b)the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;
(c)the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by Section 4.07 hereof;
(d)any disposition of assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, in any transaction or series of transactions with an aggregate fair market value of less than $75.0 million;
(e)any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (including through the dissolution of a Restricted Subsidiary);
(f)to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(h)any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i)foreclosures on assets;
(j)sales of accounts receivable, or participations therein, in connection with any Receivables Facility;
(k)the unwinding of any Hedging Obligations; and
(l)dispositions of assets in connection with Sale and Lease-Back Transactions to the extent that the Attributable Debt associated therewith outstanding at any one time does not exceed the greater of (x) $250.0 million and (y) 20.0% of LTM EBITDA.

(m)In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or a Permitted Investment, the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion), such transaction (or any portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.
“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Board of Directors” means:
(1)with respect to a corporation, the board of directors of the corporation;
(2)with respect to a partnership, the board of directors of the general partner of the partnership; and
(3)with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means, with respect to the Company, a duly adopted resolution of the Board of Directors of the Company or any committee thereof.
“Bund Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date, where:
(4)“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the remaining term of the Notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal the remaining term of the Notes to be redeemed; provided, however, that, if the remaining term of the Notes to be redeemed is not equal to the fixed maturity of the German Bundesanleihe security selected by the Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the remaining term of the Notes to be redeemed is less than one year, a fixed maturity of one year shall be used;

(5)“Comparable German Bund Price” means, with respect to any Redemption Date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;
(6)“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer for such Redemption Date; and
(7)“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the Redemption Date.
“Business Day” means each day that is not a Legal Holiday.
“Capital Stock” means:
(8)in the case of a corporation, corporate stock;
(9)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(10)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(11)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Cash Equivalents” means:
(12)United States of America dollars;
(13)(a) Canadian dollars;
(n)euros;
(o)yen;
(p)sterling; or
(q)in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(14)securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America, any country that is a member of the European Union or the United Kingdom or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(15)certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million;
(16)repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;
(17)commercial paper rated at least P-1 by Moody’s, at least A-1 by S&P or at least F1 by Fitch and in each case maturing within 12 months after the date of issuance thereof;
(18)investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (6) above;
(19)readily marketable direct obligations issued by any state of the United States of America, any country that is a member of the European Union or the United Kingdom or any political subdivision thereof having one of the two highest rating categories obtainable from any of Moody’s, S&P or Fitch with maturities of 24 months or less from the date of acquisition; and
(20)Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P, “A2” or higher from Moody’s or “F1” or higher from Fitch and in each case with maturities of 12 months or less from the date of acquisition.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into one or more of the currencies set forth in clauses (1) and (2) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Change of Control” means the occurrence of any of the following:
(1)the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or
(2)the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.
“Code” means the Internal Revenue Code of 1986, as amended.
“Clearstream” means Clearstream Banking, societe anonyme, or any successor securities clearing agency.
“Common Depositary” means, with respect to the Notes, a depository common to Euroclear and Clearstream, or another Person appointed as Common Depositary by the Issuer.
“Company” means Aramark Services, Inc., a Delaware corporation, and not any of its Subsidiaries; provided that when used in the context of determining the fair market value of an asset or liability under this Indenture, “Company” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the Company when the fair market value of such asset or liability is equal to or in excess of $100.0 million.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(3)consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness and (f) commissions, discounts, yield and other fees and charges in the nature of interest expense related to any Receivables Facility and excluding (i) additional interest, (ii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees and (iv) any premiums paid in connection with the redemption of the Existing Notes), plus
(4)consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less
(5)interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 4.03 hereof immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the consolidated amount of EBITDA of the Company and the Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which financial statements have been delivered pursuant to Section 4.03 hereof immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,
(6)any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, unusual contract terminations, one time compensation charges, warrants or options to purchase Capital Stock of a direct or indirect parent of the Company) shall be excluded,
(7)the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, in accordance with GAAP,
(8)any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,
(9)any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,
(10)the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below),
(11)solely for the purpose of determining the amount available for Restricted Payments under clause (2)(a) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than the Issuer and any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(12)any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to any acquisition, net of taxes, shall be excluded,
(13)any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,
(14)any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and
(15)any noncash compensation expense resulting from the application of Accounting Standards Codification 718 shall be excluded.
Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (2)(d) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances that constitute Restricted Investments by the Company or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (2)(d) of Section 4.07(a) hereof.
“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the consolidated amount of EBITDA of the Company and the Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; provided that, for purposes of the foregoing calculation, in the event that the Company shall classify Liens incurred on the date of determination as incurred in part pursuant to clause (28) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of the definition of “Permitted Liens”, Consolidated Total Indebtedness shall not include any such Indebtedness incurred pursuant to one or more such other clauses of the definition of “Permitted Liens”, and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof.
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (excluding any undrawn letters of credit), in each case determined on a consolidated basis in accordance with GAAP, (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed

Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP and (3) the aggregate outstanding amount of advances relating to any Receivables Facility.
For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,
(16)to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(17)to advance or supply funds:
(a)for the purchase or payment of any such primary obligation, or
(b)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or
(18)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.
“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof (i) solely for purposes of surrender for registration of transfer or exchange or for presentation for payment or repurchase or for conversion is located at the addresses provided for in Section 13.02 hereof, and (ii) for all other purposes is located at 1735 Market Street, 43rd Floor, Philadelphia, PA 19103, United States of America, Attention: Global Corporate Trust - Aramark International Finance S.à r.l. , or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).
“Custodian” means U.S. Bank Europe DAC, in its capacity as Common Depositary, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.
“Designated Preferred Stock” means Preferred Stock of the Company or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by an executive vice president and the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (2) of Section 4.07(a) hereof.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is convertible or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or Immediate Family Members), of the Company, any of its subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Company (or the Compensation Committee thereof), in each case pursuant to any stockholders’ agreement management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its subsidiaries.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,
(1)    increased by (without duplication):

(a)provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted (and not added back) in computing Consolidated Net Income in such period; plus
(b)consolidated Fixed Charges of such Person for such period to the extent the same was deducted (and not added back) in calculating Consolidated Net Income in such period; plus
(c)Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted (and not added back) in computing Consolidated Net Income in such period; plus
(d)any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, in each case, deducted (and not added back) in computing Consolidated Net Income in such period; plus
(e)the amount of any restructuring charge or reserve deducted (and not added back) in computing Consolidated Net Income in such period, including any one-time costs incurred in connection with (x) acquisitions after the Issue Date or (y) the closing or consolidation of facilities after the Issue Date; plus
(f)any write-offs, write-downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus
(g)the amount of any minority interest expense deducted (and not added back) in calculating Consolidated Net Income for such period; plus
(h)any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, unusual contact terminations, one time compensation charges, warrants or options to purchase Capital Stock of a direct or indirect parent of the Company; plus
(i)the amount of net cost savings projected by the Company in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) in connection with any acquisition, disposition, restructuring or cost-savings initiative, in each case by the Company or a Restricted Subsidiary, net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken or expected to be taken within 24 months after the Closing Date or the date of such acquisition, disposition, restructuring or cost-savings initiative and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed the greater of (A) an amount equal to 25.0% of LTM EBITDA (without giving effect to any adjustments pursuant to this clause (i)) and (B) $50.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j)any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Equity Interests of the Company (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clause (2) of Section 4.07(a); plus
(k)to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption; plus
(l)any addbacks or adjustments (i) identified or contained in any quality of earnings report in connection with a permitted acquisition or similar Permitted Investment, conducted by nationally recognized financial advisors or (ii) consistent with Regulation S-X promulgated under the Securities Act;
(19)decreased by (without duplication) noncash gains increasing Consolidated Net Income of such Person for such period, excluding any noncash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition); and
(20)increased (by losses) or decreased (by gains) by (without duplication):
(a)any net noncash gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 718; and
(b)any net noncash gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness.
“EMU” means the economic and monetary union contemplated by the Treaty of the European Union.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies to the extent contributed to the Company (excluding Disqualified Stock), other than:

(1)public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;
(2)any such public or private sale that constitutes an Excluded Contribution; and
(3)an issuance to any Subsidiary of the Company.
“euro” means the single currency of participating member states of the EMU.
“Euroclear” means Euroclear Bank S.A./N.V., or any successor securities clearing ageny.
“Exchange” means The International Stock Exchange Authority and its successors and assigns.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company after the Issue Date from:
(1)    contributions to its common equity capital (other than from the proceeds of Designated Preferred Stock); and
(2)    the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an executive vice president and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (2) of Section 4.07(a) hereof.
“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date.
“Existing Notes” means, collectively, the 2028 Notes and the 2025 Euro Notes.
“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business
“FATCA” means any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantially comparable).
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”); provided that, for purposes of the foregoing calculation, in the event that the Company shall classify Indebtedness Incurred on the date of determination as incurred in part pursuant to Section 4.09(a) hereof and/or clause (16) of Section 4.09(b) hereof (other than by reason of subclause (i)(b) of the proviso to such clause (16)) and in part pursuant to one or more other clauses of Section 4.09(b) hereof (as provided in of Section 4.09(c) hereof), “Fixed Charges” shall exclude any Fixed Charges attributable to any such Indebtedness incurred pursuant to one or more such other clauses of Section 4.09(b) hereof, and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum of:
(4)Consolidated Interest Expense of such Person for such period;
(5)all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of Preferred Stock (including any dividends paid to any direct or indirect parent company of the Company in order to permit the payment of dividends by such parent company on its Designated Preferred Stock) during such period; and
(6)all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America that are in effect on the Issue Date.
“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes substantially in the form of Exhibit A hereto, as the case may be, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.
“Government Securities” means securities that are:
(7)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged;
(8)direct obligations of any country that is a member of the European Union or the United Kingdom for the timely payment of which its full faith and credit is pledged; or
(9)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, any country that is a member of the European Union or the United Kingdom, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, such country that is a member of the European Union or the United Kingdom, as the case may be, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.
“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes (excluding, for the avoidance of doubt, the Parent Guarantee).

“Guarantor” means the Company and each of the Subsidiary Guarantors (excluding, for the avoidance of doubt, the Parent Guarantor).
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Indebtedness” means, with respect to any Person,
(10)any indebtedness (including principal and premium) of such Person, whether or not contingent:
(a)in respect of borrowed money;
(b)evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);
(c)representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or
(d)representing any Hedging Obligations,
if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(11)to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;
(12)to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such obligations are assumed by such first Person and whether or not such obligations would appear upon the balance sheet of such Person;

provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and
(13)Attributable Debt in respect of Sale and Lease-Back Transactions; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and (b) Obligations under, or in respect of, any Receivables Facility.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged and that is independent from the Company and its Affiliates.
“Initial Notes” as defined in the recitals hereto.
“Initial Purchasers” means Goldman Sachs & Co. LLC, J.P. Morgan Securities plc, Merrill Lynch International, Capital One Securities, Inc., PNC Capital Markets LLC, Wells Fargo Securities International Limited, Barclays Bank PLC, CIBC World Markets Corp., Citizens JMP Securities, LLC, HSBC Securities (USA) Inc., Coöperatieve Rabobank U.A., Scotiabank (Ireland) Designated Activity Company, SMBC Bank International plc, TD Securities (USA) LLC, Truist Securities, Inc., and U.S. Bancorp Investments, Inc.
“Interest Payment Date” means April 15 and October 15 of each year to stated maturity.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.
“Investment Grade Securities” means:
(14)securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);
(15)debt securities or debt instruments with a rating of BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- or higher by Fitch, or the equivalent of such rating by such rating organization, or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;
(16)investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and
(17)corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.
For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:
(18)“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(a)the Company’s “Investment” in such Subsidiary at the time of such redesignation, less
(b)the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
(19)any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.
For the avoidance of doubt, a guarantee by a specified Person of the obligations of another Person (the “primary obligor”) shall be deemed to be an Investment by such specified Person in the primary obligor to the extent of such guarantee except that any guarantee by the Company, the Issuer or any Guarantor of the obligations of a primary obligor in favor of the Company, the Issuer or any Guarantor shall be deemed to be an Investment by the Company, the Issuer or any Guarantor in the Company, the Issuer or any Guarantor.
“Issue Date” means March 19, 2025.
“Issuer” means the party named as such in the first paragraph of this Indenture or any successor obligor to its Obligations under this Indenture and the Notes pursuant to Article 5.
“Issuer Order” means a written request or order signed by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or any manager of the Issuer, and delivered to the Trustee.
“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or Luxembourg or, if at any time the Notes shall be listed on the Exchange, Guernsey.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, and (4) any Asset Sale or a disposition excluded from the definition of “Asset Sale.”
“LTM EBITDA” means the consolidated amount of EBITDA of the Company and the Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation of LTM EBITDA is being made shall occur, in each case with such pro forma adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Company (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Company on the Issue Date.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than by clause (1) of Section 4.10(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Neubauer Stockholders” means Joseph Neubauer and his Controlled Investment Affiliates.

“Non-U.S. Person” means a Person who is not a U.S. Person.
“Notes” has the meaning set forth in the preamble hereto. The Initial Notes and Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.
“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, penalties, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of the Trustee and any other third parties other than the Holders.
“Offering Circular” means the offering circular, dated March 5, 2025, relating to the sale of the Initial Notes.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or the Issuer, as applicable, or, in the case of the Issuer, any manager of the Issuer.
“Officer’s Certificate” means a certificate signed on behalf of the Company or the Issuer, as applicable, by an Officer of the Company or the Issuer, as applicable, that meets the requirements set forth in this Indenture.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Issuer.
“Parent Guarantee” means the guarantee provided by the Parent Guarantor for purposes of financial reporting.
“Parent Guarantor” means Aramark, a Delaware corporation, or another direct or indirect parent of the Issuer that guarantees the Notes, (1) until released pursuant to the applicable provisions of this Indenture or (2) until a successor Person shall have assumed all the obligations of the Parent Guarantor under this Indenture and the Parent Guarantee, and thereafter “Parent Guarantor” shall mean that successor Person until released pursuant to the applicable provisions of this Indenture.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10 hereof.
“Permitted Holders” means each of the Neubauer Stockholders, Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Neubauer Stockholders and Management Stockholders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Investments” means:
(1)any Investment in the Company or any Restricted Subsidiary;
(2)any Investment in cash and Cash Equivalents or Investment Grade Securities;
(3)(i) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment:
(a)such Person becomes a Restricted Subsidiary of the Company, or
(b)such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, and (ii) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
(4)any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;
(5)any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date;
(6)loans and advances to, and guarantees of Indebtedness of, employees not in excess of the greater of (x) $25.0 million and (y) 2.0% of LTM EBITDA outstanding at any one time, in the aggregate;
(7)any Investment acquired by the Company or any Restricted Subsidiary:
(a)in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable,
(b)in satisfaction of judgments against other Persons, or
(c)as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)Hedging Obligations permitted under clause (12) of Section 4.09(b) hereof;

(9)loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Company (or the Compensation Committee thereof) in good faith; provided that to the extent that the net proceeds of any such purchase are made to any direct or indirect parent of the Company, such net proceeds are contributed to the Company;
(10)Investments the payment for which consists of Equity Interests of the Company, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (2) of Section 4.07(a) hereof;
(11)guarantees of Indebtedness permitted under Section 4.09 hereof, performance guarantees in the ordinary course of business and guarantees of the Company or any Restricted Subsidiary to any employee benefit plan of the Company and its Restricted Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary of any such plan;
(12)any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2), (6) and (11) of Section 4.11(b) hereof);
(13)Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(14)Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $1,885.0 million and (y) 15.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value but net of any actual return on capital in respect of such Investment);
(15)Investments relating to a Receivables Facility;
(16)Investments in, and solely to the extent contemplated by the organizational documents (as in existence on the Issue Date) of, joint ventures to which the Company or its Restricted Subsidiaries is a party on the Issue Date;
(17)Investments consisting of purchases and acquisition of assets or services in the ordinary course of business;
(18)Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts;
(19)Investments in any Similar Business or Unrestricted Subsidiary, taken together with all other Investments made pursuant to this clause (19) that are at that time outstanding, in an aggregate amount not to exceed the greater of (x) $385.0 million and (y) 30% of LTM EBITDA; and

(20)any other Investments; provided that on the date of such Investment, on a pro forma basis after giving effect to such Investment, the Consolidated Leverage Ratio does not exceed 4.25 to 1.00.
“Permitted Liens” means, with respect to any Person:
(21)Liens to secure Indebtedness incurred under clause (1) of Section 4.09(b) hereof (and any related Obligations);
(22)pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(23)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(24)Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(25)Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(26)minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(27)Liens existing on the Issue Date;
(28)Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(29)Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
(30)Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;
(31)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(32)leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries and do not secure any Indebtedness;
(33)Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(34)Liens in favor of the Company, the Issuer or any Guarantor;
(35)Liens on inventory or equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s clients at which such inventory or equipment is located;
(36)Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;
(37)Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9) and the following clause (18); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9) and the following clause (18) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(38)Liens securing Indebtedness permitted to be incurred pursuant to clauses (6), (19), (20) and (22)(A) of Section 4.09(b) hereof; provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to clause (19) are solely on acquired property or the assets of the acquired entity, as the case may be, and (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (20) extend only to the assets of Foreign Subsidiaries;

(39)deposits in the ordinary course of business to secure liability to insurance carriers;
(40)Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under Section 6.01 hereof, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(41)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(42)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(43)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(44)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(45)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements;
(46)other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of (x) $250.0 million and (y) 17.5% of LTM EBITDA at any one time outstanding;
(47)Liens securing Hedging Obligations; provided that to the extent any such Hedging Obligation is related to any Indebtedness, such related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;
(48)Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.5:1.0; provided, further, that, for purposes of calculating the Consolidated Secured Debt Ratio pursuant to this clause, the total amount of

Indebtedness permitted to be incurred pursuant to clause (1) of Section 4.09(b) shall be deemed to be outstanding and secured by Liens; and
(49)Liens securing the Notes and the Guarantees.
For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but is permitted to be incurred in part under any combination thereof and of any other available exemption, (ii) in the event that a Lien (or any portion thereof) meets the criteria of clauses (1) through (29) above, the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Lien (or any portion thereof) among such clauses (1) through (29) in any manner that otherwise complies with this covenant and (iii) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (28) above (giving pro forma effect only to the incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (28) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.
“Rating Agencies” means each of Moody’s, S&P and Fitch, or if any of Moody’s, S&P or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for any of Moody’s, S&P or Fitch, as the case may be.
“Receivables Facility” means the receivables facility established for Aramark Receivables, LLC pursuant to the amended and restated Receivables Purchase Agreement dated as of January 26, 2007 among Aramark Receivables, LLC and the other parties thereto, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries (other than Receivables Subsidiaries) sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.
“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means April 1 or October 1 (whether or not a Business Day) next preceding such Interest Payment Date.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Common Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note representing the Notes upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Common Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the corporate trust department (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(ii) and the second sentence of Section 7.05 shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” For the avoidance of doubt, the Issuer is a Restricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.
“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.
“SEC” means the Securities and Exchange Commission.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Senior Credit Facilities” means the credit facilities provided under the senior secured credit agreement, dated as of January 26, 2007, as amended and restated as of March 26, 2010, as further amended and restated on February 24, 2014, and as amended on March 28, 2014, and as may be further amended, among the Company, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto in their capacity as lenders and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities (including the 2017 Credit Facility) or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).
“Senior Indebtedness” means with respect to any Person:
(50)all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(51)all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above
(52)unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:
(a)any obligation of such Person to the Company or any Subsidiary or to any joint venture in which the Company or any Restricted Subsidiary has an interest;
(b)any liability for Federal, state, local or other taxes owed or owing by such Person;
(c)any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);
(d)any Indebtedness or other Obligations of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
(e)that portion of any Indebtedness that at the time of incurrence is incurred in violation of this Indenture.
“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.
“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, corollary, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof.
“Subordinated Indebtedness” means,
(1)with respect to the Issuer, any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes, and
(2)with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the Guarantee of such Guarantor.
“Subsidiary” means, with respect to any Person,
(3)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such

Person or one or more of the other Subsidiaries of that Person or a combination thereof, and
(4)any partnership, joint venture, limited liability company or similar entity of which
(x)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(y)    such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes this Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of this Indenture (excluding, for the avoidance of doubt, the Parent Guarantor).
“Total Assets” means the total amount of all assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
“Trustee” means U.S. Bank Trust Company, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor serving hereunder.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Common Depositary, representing Notes that do not bear the Private Placement Legend.
“Unrestricted Subsidiary” means:
(5)any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below), and
(6)any Subsidiary of an Unrestricted Subsidiary.
The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any

Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that:
(7)any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,
(8)such designation complies with Section 4.07 hereof, and
(9)each of:
(a)the Subsidiary to be so designated, and
(b)its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.
The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either:
(1)the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 4.09(a) hereof, or
(2)the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing
(3)the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by
(4)the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
Section 1.02Other Definitions.

Term	Defined in Section

Additional Amounts	4.18
Affiliate Transaction	4.11
Asset Sale Offer	4.10
Authentication Order	2.02
Change of Control Offer	4.14
Change of Control Payment	4.14
Change of Control Payment Date	4.14
Covenant Defeasance	8.03
Covenant Suspension Event	4.17
Event of Default	6.01
Excess Proceeds	4.10
incur	4.09
Judgment Currency	13.11
Legal Defeasance	8.02
Note Register	2.03
Offer Amount	3.09
Offer Period	3.09
Paying Agent	2.03
Permitted Debt	4.09
Purchase Date	3.09
Redemption Date	3.07
Refinancing Indebtedness	4.09
Refunding Capital Stock	4.07
Registrar	2.03
Required Currency	13.11
Restricted Payments	4.07
Retired Capital Stock	4.07
Reversion Date	4.17
Successor Company	5.01
Successor Person	5.01
Suspended Covenants	4.17
Suspension Period	4.17
Tax Redemption Date	3.10
Taxes	4.18
Taxing Jurisdiction	4.18

Transfer Agent	2.03

Section 1.03Incorporation by Reference of Trust Indenture Act.
Whenever this Indenture expressly refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.
“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.
All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.
Section 1.04Rules of Construction.
Unless the context otherwise requires:
(a)a term has the meaning assigned to it;
(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)“or” is not exclusive;
(d)words in the singular include the plural, and in the plural include the singular;
(e)“will” shall be interpreted to express a command;
(f)provisions apply to successive events and transactions;
(g)references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(h)any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;
(i)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;
(j)unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person; and
(k)unless otherwise specifically indicated, the term “including” means “including, without limitation.”

Section 1.05Acts of Holders.
(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.
(b)The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c)The ownership of Notes shall be proved by the Note Register.
(d)Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.
(e)The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.
(f)Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
(g)Without limiting the generality of the foregoing, a Holder, including the Common Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Common Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.
(h)The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by the Common Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.
Section 1.06Luxembourg Terms.
In this Indenture, where it relates to the Issuer, a reference to:
(a)a “winding-up”, “administration”, “liquidation”, “insolvency” or “dissolution” includes, without limitation, bankruptcy faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), judicial reorganisation (réorganisation judiciaire), reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;
(b)a “receiver”, “administrative receiver”, “administrator, liquidator”, “compulsory manager” or the like includes, without limitation, a juge delégué, commissaire, juge-commissaire, liquidateur or curateur; and
(c)a “person being unable or admitting inability to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements).
Section 1.07Financial Calculations for Limited Condition Transactions.
When calculating the availability under any ratio, test or basket under this Indenture or determining compliance with any provision or term of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under such ratio, test or basket and whether such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment, entry into a binding agreement or similar event). If after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments as if they had occurred at the beginning of the most recently completed four fiscal quarter period for which financial statements are available, the Company or any of its Restricted Subsidiaries would have been permitted to consummate such Limited Condition Transaction and any actions or transactions related thereto on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any such actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales), and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith.
For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (provided, for the avoidance of doubt, that the Company or any Restricted Subsidiary may rely upon any improvement in any such ratio, test or basket availability); (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of the determination of such compliance or satisfaction); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and other actions or transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof (but without netting the cash proceeds thereof)) had been consummated.
Article 2
THE NOTES
Section 2.01Form and Dating; Terms.
(a)General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of €100,000 and integral multiples of €1,000 in excess thereof.
(b)Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, the Registrar or the Custodian, at the direction of the Registrar, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, as custodian for the Common Depositary, and registered in the name of the Common Depositary or the nominee of the Common Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Registrar shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Common Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3.
Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 hereof; provided, further, that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP and ISIN. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
(e)The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Notes that are held by Agent Members through Euroclear or Clearstream; provided, however, that the Trustee, the Custodian, the Paying Agent, the Transfer Agent and the Registrar shall not have any duty or obligation with respect to any such procedures.
(f)The Initial Notes and any Additional Notes issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, references to “Notes” for all purposes of this Indenture include any Additional Notes that are actually issued.
Section 2.02Execution and Authentication.
The Notes shall be executed by at least one Officer of the Issuer in accordance with the Issuer’s articles of association or other organizational documents or resolutions of the Board of Directors of the Issuer on behalf of the Issuer by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, as the case may be, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.
The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.
Section 2.03Registrar, Paying Agent and Transfer Agent.
The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where Notes may be presented for transfer or exchange (“Transfer Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents or transfer agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent and the term “Transfer Agent” includes any additional transfer agent. The Issuer may change any Paying Agent, Registrar or Transfer Agent without prior notice to any Holder.
The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Paying Agent or Transfer Agent, U.S. Bank Europe DAC shall act as such Paying Agent, Transfer Agent or Registrar. The Company or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.
The Issuer initially appoints Euroclear and Clearstream to act as a Depositary with respect to the Global Notes.
The Issuer initially appoints U.S. Bank Europe DAC to act as Common Depositary for the Global Notes on behalf of Euroclear and Clearstream. The Issuer initially appoints U.S. Bank Europe DAC to act as the Custodian, Paying Agent, Registrar and Transfer Agent with respect to the Notes, upon the terms and conditions herein contained in Article 12 and the Agency Agreement. The Issuer initially appoints U.S. Bank Europe DAC to act as the Transfer Agent with respect to the Notes upon the terms and conditions herein contained herein and the Agency Agreement. Each of the foregoing hereby accepts such respective appointments. In acting hereunder and in connection with the Notes, the Paying Agent, the Registrar and the Transfer Agent shall act solely as agents of the Issuer, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder. To the extent any provision under this Indenture conflicts with the express provisions of the Agency Agreement with respect to the rights, privileges, indemnities, duties or obligations of an Agent, the provisions of the Agency Agreement shall govern and be controlling.
Section 2.04Paying Agent to Hold Money.
The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium and Additional Amounts, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).
Section 2.06Transfer and Exchange.
(a)Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only by the Common Depositary to a nominee of the Common Depositary or by a nominee of the Common Depositary to the Common Depositary or another nominee of the Common Depositary or by the Common Depositary or any such nominee to a successor common depositary or a nominee of such successor common depositary. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the provisions of this Indenture and the Applicable Procedures. A Global Note may not be exchanged for a Definitive Note unless (i) Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue as a clearing agency and the Issuer fails to appoint a successor clearing agency within 120 days of such notice or (ii) in the case of any Global Note there shall have occurred and be continuing an Event of Default with respect to such Global Note and Euroclear and/or Clearstream shall have requested the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in (i) or
(i)above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its Applicable Procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
(b)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
(ii)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from an Agent Member given to the Common Depositary in accordance with the Applicable Procedures directing the Common Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Agent Member account to be credited with such increase or (B)(1) a written order from an Agent Member given to the Common Depositary in accordance with the Applicable Procedures directing the Common Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Common Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the

Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
(iii)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:
(A)if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or
(B)if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(iv)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:
(1)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(2)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this clause (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to clause (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (iv) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in (i) or (ii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)if such beneficial interest is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee and/or the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Common Depositary and the Agent Member. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii)Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(iii)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in (i) or (ii) of Section 2.06(a) hereof and if the Registrar receives the following:
(1)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(2)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this clause (iii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iv)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the

Common Depositary and the Agent Member. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.
(d)Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Registrar shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.
(ii)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(2)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this clause (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Registrar shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):
(i)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.
(ii)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(1)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(2)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this clause (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)[Reserved].
(g)Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:
(i)Private Placement Legend.

(A)Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:
“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OTHER THAN AS PROVIDED BY RULE 144 THEREUNDER (EVEN IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”
(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.
(ii)Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR COMMON DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS

EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (WHICH SHALL INITIALLY BE THE U.S. BANK EUROPE DAC) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.”
(iii)Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:
“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”
(h)Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Registrar in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Common Depositary at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Common Depositary at the direction of the Registrar to reflect such increase.
(i)General Provisions Relating to Transfers and Exchanges.

(ii)To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(iii)No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer and/or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.05, 3.08, 4.10, 4.14 and 9.05 hereof).
(iv)Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(v)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(vi)The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 10 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.
(vii)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium and Additional Amounts, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.
(viii)Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(ix)At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(x)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
(xi)Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(xii)Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Common Depositary. None of the Issuer, the Trustee, any Paying Agent or any Registrar will have any responsibility or liability for any aspect of the Common Depositary’s records relating to, or payments made on account of, beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any of the Common Depositary’s records relating to such beneficial ownership interests, or for transfers of beneficial interests in the Notes or any transactions between the Common Depositary and beneficial owners of the Notes.
(xiii)All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Common Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Common Depositary subject to the applicable procedures. The Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Common Depositary with respect to its members, participants and any beneficial owners. The Trustee and the Agents shall be entitled to deal with the Common Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium and Additional Amounts, if any, and interest, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof.
(xiv)Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any Agent from giving effect to any written certification, proxy or other authorization furnished by any Common Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Common Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Common Depositary (or its nominee) as Holder of such Global Note.
(xv)Notwithstanding anything to the contrary in this Indenture, the Issuer and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any state therein and any other applicable laws or as the Depositary may require.
Section 2.07Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee and/or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer, the Agents and/or the Trustee may charge for its expenses in replacing a Note.
Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by the Registrar, those delivered to the Registrar for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
Section 2.11Cancellation.
The Issuer at any time may deliver Notes to the Registrar for cancellation. The Registrar and Paying Agent and any Transfer Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar and the Trustee or, at the direction of the Trustee or the Registrar, the the Paying Agent or the Transfer Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its procedures for the disposition of cancelled securities (subject to the record retention requirement of the Exchange Act). Certification of the disposition of all cancelled Notes shall be delivered to the Issuer upon the Issuer’s written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Registrar for cancellation.
Section 2.12Defaulted Interest.
If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.13Issuance in Euros
Principal of, the redemption price, if any, premium and Additional Amounts, if any, and interest in respect of the Notes will be payable in euro. If on or after the Issue Date, the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to use or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default.
Section 2.14ISIN or Common Code Numbers
The Issuer in issuing the Notes may use ISIN or Common Code numbers (if then generally in use) and, if so, the Trustee shall use such ISIN or Common Code numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in such ISIN or Common Code numbers.
Section 2.15Agents.
The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several. The Agents shall have no obligation to act if they believe they will incur costs for which they will not be reimbursed.
Article 3
REDEMPTION
Section 3.01Notices to Trustee.
If the Issuer elects to redeem Notes pursuant to Section 3.06 hereof, it shall furnish to the Trustee, at least 2 Business Days before notice of redemption is required to be delivered electronically or mailed to Holders pursuant to Section 3.03 hereof but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes, as the case may be, to be redeemed and (iv) the redemption price.
Section 3.02Selection of Notes to Be Redeemed or Purchased.
If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) if the Notes are not so listed, on a pro rata basis or by lot or by such other method as may be required by the applicable Common Depositary. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of €100,000 or whole multiples of €1,000 in excess of €100,000; no Notes of €100,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of €100,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 3.03Notice of Redemption.
Subject to Section 3.08 hereof, notices of redemption shall be transmitted electronically (or otherwise communicated in accordance with the applicable procedures of Euroclear or Clearstream), at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address, except that notices of redemption may be transmitted more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof or as specified below. Notices of redemption may be conditional.
The notice shall identify the Notes to be redeemed and shall state:
(a)the Redemption Date;
(b)the redemption price;
(c)if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;
(d)the name and address of the Paying Agent;
(e)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(g)the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(h)that no representation is made as to the correctness or accuracy of the ISIN or Common Code number, if any, listed in such notice or printed on the Notes; and
(i)any condition to such redemption.
Any redemption or offer to purchase may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a Change of Control, an Equity Offering, or other offering, or other corporate transaction or event. Notice of any redemption upon any Equity Offering or other offering or in connection with a transaction (or series or related transactions) that constitutes a Change of Control or other corporate transaction or event may be given prior to the completion or the occurrence thereof. Such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived, or at any time in the Issuer’s discretion if the Issuer reasonably believes that any or all of such conditions will not be satisfied or waived, in each case by the Redemption Date or purchase date or by the Redemption Date or purchase date as so delayed. In addition, the Issuer may provide in such notice of redemption or offer to purchase that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.
At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least 2 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. Neither the Trustee nor the Paying Agent shall have any obligation to calculate or verify the calculation of the redemption price. The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Once notice of redemption is delivered electronically or mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date, unless such redemption is conditioned on the happening of a future event, at the redemption price (except (i) when given in connection with a transaction (or series of related transactions) that constitutes a Change of Control, in which case such notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Change of Control and (ii) as provided for in Section 3.06(b) and 3.06(d) hereof). The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice electronically or by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.04 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Section 3.04Deposit of Redemption or Purchase Price.
Prior to 10:00 a.m. (London time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.05Notes Redeemed or Purchased in Part.
Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess of €100,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.
Section 3.06Optional Redemption.
(a)At any time prior to April 15, 2028, the Issuer may redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(b)Prior to April 15, 2028, the Issuer may, at its option, redeem up to 40% of the sum of the aggregate principal amount of all Notes issued under this Indenture at a redemption price equal to 104.375% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but not including the applicable Redemption Date, subject to the right of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net proceeds are contributed to the Company; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under this Indenture and any Additional Notes issued under this Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption and each such redemption occurs within 90 days of the date of closing of each such Equity Offering.
(c)Except pursuant to clause (a) or (b) of this Section 3.06, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2028.
(d)On or after April 15, 2028, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to but not including the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	Percentage
2028	102.18750%
2029	101.09375%
2030 and thereafter	100.00000%

(e)Any redemption pursuant to this Section 3.06 shall be made pursuant to the provisions of Sections 3.01 through 3.05 hereof.
Section 3.07Mandatory Redemption.
The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.08Offers to Repurchase by Application of Excess Proceeds.

(a)In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.
(b)The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Senior Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Senior Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
(c)If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
(d)Upon the commencement of an Asset Sale Offer, the Issuer shall send a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and, if required, holders of Senior Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
(i)that the Asset Sale Offer is being made pursuant to this Section 3.08 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;
(ii)the Offer Amount, the purchase price and the Purchase Date;
(e)that any Note not tendered or accepted for payment shall continue to accrue interest;
(i)that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;
(ii)that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of €100,000 or an integral multiple of €1,000 in excess thereof;
(iii)that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Common Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
(iv)that Holders shall be entitled to withdraw their election if the Issuer, the Common Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(v)that, if the aggregate principal amount of Notes and Senior Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and such Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Senior Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of €100,000, or an integral multiple of €1,000 in excess thereof, shall be purchased); and
(vi)that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.
(f)On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.
(g)The Issuer, the Common Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.
Other than as specifically provided in this Section 3.08 or Section 4.10 hereof, any purchase pursuant to this Section 3.08 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.05 hereof.
Section 3.09Redemption for Taxation Reasons.
The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (which notice shall be irrevocable), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if the Issuer or any

Guarantor, on the next date on which any amount would be payable in respect of the Notes, would be required to pay Additional Amounts (but, in the case of a Guarantor, only if the payment giving rise to such obligation to pay Additional Amounts cannot be made by the Issuer or another Guarantor without the requirement to pay Additional Amounts) as a result of:
(a)any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of the relevant Taxing Jurisdiction affecting taxation which change or amendment is publicly announced and becomes effective after the date of this Indenture (or, if the relevant Taxing Jurisdiction did not become a Taxing Jurisdiction until after the date of this Indenture, after the date on which such Taxing Jurisdiction became a Taxing Jurisdiction); or
(b)any change in, or amendment to, the official application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is publicly announced and becomes effective after the date of this Indenture (or, if the relevant Taxing Jurisdiction did not become a Taxing Jurisdiction until after the date of this Indenture, after the date on which such Taxing Jurisdiction became a Taxing Jurisdiction), and, in each case, the Issuer or such Guarantor, as the case may be, cannot avoid any obligation to pay Additional Amounts by taking reasonable measures available to it.
The Issuer will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Issuer or the applicable Guarantor would be obligated to pay the Additional Amounts in question if a payment in respect of the Notes or the Guarantees were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing provisions, the Issuer will deliver to the Trustee (i) an opinion of counsel of recognized standing in the relevant Taxing Jurisdiction to the effect that there has been such change or amendment which would require the payment of such Additional Amounts with respect to the Notes and (ii) an Officer’s Certificate to the effect that the Issuer or the applicable Guarantor, as the case may be, cannot avoid the obligation to pay Additional Amounts with respect to the Notes by taking reasonable measures available to it.
The Trustee shall accept, and be entitled to rely on, such Officer’s Certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which event the satisfaction of such conditions precedent will be conclusive and binding on all Holders.
The foregoing will apply mutatis mutandis to any successor to the Issuer or any Guarantor.
Article 4
COVENANTS
Section 4.01Payment of Notes.
The Issuer shall pay or cause to be paid the principal of, premium and Additional Amounts, if any, and interest on the Notes on the dates and in the manner provided in the Notes.

Principal, premium and Additional Amounts, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 10:00 a.m. London time one Business Day prior to such date (or such other time as the Issuer and the Paying Agent may mutually agree from time to time) money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due.
The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02Maintenance of Office or Agency.
The Issuer shall maintain in Ireland an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Transfer Agent, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in Ireland for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.
Section 4.03Reports and Other Information.
(a)Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after the Company files (or is otherwise required to file) them with the SEC) from and after the Issue Date,
(1)within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;
(2)within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and
(3)promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form, in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company shall make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, for so long as the Notes are outstanding, the Company shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(b)Notwithstanding the foregoing, the Company may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to the Parent Guarantor; provided that the same is accompanied by or includes information that explains in reasonable detail the differences to the extent material between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.
(c)The Company will be deemed to have furnished the reports required under this Section 4.03 if the Parent Guarantor has filed such reports with the SEC via the EDGAR (or successor) filing system and such reports are publicly available.
(d)Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its agreements hereunder for purposes of clause (3) under Section 6.01 until 120 days after the date any report hereunder is required to be filed with the SEC pursuant to this Section 4.03.
(e)Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officer’s Certificate).
(f)To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Company will be deemed to have satisfied its delivery obligations with respect to its delay in delivery at such time and any Default with respect thereto shall be deemed to have been cured.

Section 4.04Compliance Certificate.
(a)The Issuer and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer, or, in the case of the Issuer, any manager of the Issuer, stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).
(b)When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than five (5) Business Days) deliver to the Trustee an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.
Section 4.05Taxes.
The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06Stay, Extension and Usury Laws.
The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07Limitation on Restricted Payments.
(a)The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:
(I)declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A)dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company; or
(B)dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
(II)purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;
(III)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:
(A)Indebtedness permitted under clauses (9) and (10) of Section 4.09(b) hereof; or
(B)the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
(IV)make any Restricted Investment
(all such payments and other actions set forth in clauses (I) through (IV) above, other than any exception thereto, being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(1)no Default shall have occurred and be continuing or would occur as a consequence thereof; and
(2)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date pursuant to this Section 4.07(a) or clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(c), (8) and (12) of Section 4.07(b) hereof, but excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to Section 4.07(b) hereof, is less than the sum, without duplication, of:
(a)50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus
(b)100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to clause (22)(B) of Section 4.09(b) hereof) from the issue or sale, in each case after the Issue Date, of:
(i)(A) Equity Interests of the Company, including Retired Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:
(x)    Equity Interests to any future, current or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any of the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof; and
(y)    Designated Preferred Stock; and
(C)to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof); or
(ii)debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;
provided that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests of the Company or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (Z) Excluded Contributions; plus
(c)100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company after the Issue Date other than the amount of such net cash proceeds to the extent such amount (i) has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to clause (22)(B) of Section 4.09(b) hereof, (ii) is contributed by a Restricted Subsidiary and (iii) any Excluded Contributions; plus
(d)to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received by the Company or a Restricted Subsidiary in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received after the Issue Date by means of:

(i)the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary and repayments of loans or advances that constitute Restricted Investments by the Company or any Restricted Subsidiary; or
(ii)the sale (other than to the Company or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (9) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment); plus
(e)in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith (or if such fair market value exceeds $150.0 million, in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (9) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment; plus
(f)$2,691 million.
(b)The foregoing provisions of Section 4.07(a) hereof shall not prohibit:
(1)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;
(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(3)the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person that is incurred in compliance with Section 4.09 hereof so long as:

(a)the principal amount of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;
(b)such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;
(c)such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired; and
(d)such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired;
(4)a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent companies held by any future, current or former employee, director, manager or consultant (or their Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Company (or the Compensation Committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed $100.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $150.0 million in any fiscal year); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:
(a)the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants (or their Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (2) of Section 4.07(a) hereof; plus
(b)the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date; less
(c)the amount of any Restricted Payments made in any prior fiscal year pursuant to clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management, directors, managers or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;
(5)the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;
(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;
(d)the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or
(e)the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b);
provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;
(7)repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(8)the declaration and payment of dividends on the Company’s common stock of up to 6% per annum of the net proceeds received by or contributed to the Company in or from any public offering of common stock of the Company or any direct or indirect parent company of the Company, other than public offerings with respect to common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;
(9)Restricted Payments that are made with Excluded Contributions;
(10)the declaration and payment of dividends by the Company to, or the making of loans to, any of its direct or indirect parent companies in amounts required for the Company’s direct or indirect parent companies to pay, in each case without duplication:
(a)franchise and similar taxes, and other fees and expenses, required to maintain their corporate existence;
(b)foreign, federal, state and/or local consolidated, combined or similar income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries (and its Unrestricted Subsidiaries, to the extent described above) would be required to pay in respect of such foreign, federal, state and/or local taxes (as applicable) for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;
(c)customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;
(d)general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries; and
(e)reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company;
(11) [reserved];
(12)the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under Section 4.14 and Section 4.10 hereof; provided that, prior to such repurchase, redemption or other acquisition, the Issuer (or a third party to the extent permitted by this Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;
(13)payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant (or their respective estates, investment funds, investment vehicles or Immediate Family Members) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;
(14)distributions or payments of Receivables Fees;
(15)the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of Equity Interests of, or Indebtedness owed to the Company or a

Restricted Subsidiary by, any Unrestricted Subsidiary (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
(16)other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (16), does not exceed the greater of (x) $320.0 million and (y) 25.0% of LTM EBITDA; and
(17)Restricted Payments in an amount equal to any reduction in taxes actually realized by the Company and its Restricted Subsidiaries in the form of refunds or credits or from deductions when applied to offset income or gain as a direct result of (i) transaction fees and expenses or (ii) commitment and other financing fees;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (8), (15), (16) and (17) of this Section 4.07(b) no Default shall have occurred and be continuing or would occur as a consequence thereof.
The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) hereof or under clause (9) or (16) of Section 4.07(b) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment or Permitted Investment (or any portion thereof) meets the criteria of clauses (1) through (17) of Section 4.07(b) hereof or is entitled to be made pursuant to Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Permitted Investment (or any portion thereof) among such clauses (1) through (17) of Section 4.07(b) hereof and Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments” in any manner that otherwise complies with this Section 4.07.
Section 4.08Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)The Company shall not, and shall not permit any Restricted Subsidiary that is not the Issuer or a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(1)(A) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(A)pay any Indebtedness owed to the Company or any Restricted Subsidiary;
(2)make loans or advances to the Company or any Restricted Subsidiary; or
(3)sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary,
(b)The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:
(1)contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation (including security documents) and Hedging Obligations;
(2)this Indenture, the Notes and the Guarantees;
(3)purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) hereof on the property so acquired;
(4)applicable law or any applicable rule, regulation or order;
(5)any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(6)contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
(7)Secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Section 4.12 hereof;
(8)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(9)other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of Section 4.09 hereof;
(10)customary provisions in joint venture agreements and other similar agreements;
(11)customary provisions contained in leases or licenses of intellectual property and other agreements entered into in the ordinary course of business;
(12)restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such restrictions are necessary or advisable, in the good faith determination of the Company, to effect the transactions contemplated under such Receivables Facility;

(13)restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;
(14)agreements governing other Indebtedness permitted to be incurred under the provisions of Section 4.09 hereof; provided that the restrictions therein either (i) are not materially more restrictive taken as a whole than those contained in agreements governing Indebtedness in effect on the Issue Date, or (ii) are not materially more disadvantageous to holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and, in the case of (ii), such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness; and
(15)any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Issue Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Issue Date.
Section 4.09Limitation on Incurrence of Indebtedness and Issuance
of Disqualified Stock and Preferred Stock.
(a)The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing and clauses (16) and (19) of Section 4.09(b) hereof, in each case by Restricted Subsidiaries that are not the Issuer or Guarantors, shall not exceed the greater of (x) $965.0 million and (y) 75.0% of LTM EBITDA at any one time outstanding.
(b)The provisions of Section 4.09(a) hereof shall not apply to any of the following items (collectively, “Permitted Debt”):
(1)Indebtedness incurred under Senior Credit Facilities by the Company or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $5,850.0 million at any one time outstanding;
(2)Indebtedness incurred by the Company or any Restricted Subsidiary represented by the Existing Notes (including any guarantees thereof);
(3)the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantees thereof) (other than any Additional Notes);
(4)[reserved];
(5)Existing Indebtedness (other than Indebtedness described in clauses (1), (2) and (3) of this Section 4.09(b));
(6)Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of the Restricted Subsidiaries, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (6) when aggregated with then outstanding amount of Indebtedness under clause (15) incurred to refinance Indebtedness initially incurred in reliance on this clause (6) does not exceed the greater of (x) $645.0 million and (y) 50.0% of LTM EBITDA;
(7)Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
(8)Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that:
(A)    such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (8)(A)); and
(B)    the maximum assumable liability in respect of all such Indebtedness (other than for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;
(9)Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Issuer or a Guarantor is subordinated in right of payment to the Notes; provided, further, that that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (9);
(10)Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if the Issuer or a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor such Indebtedness is subordinated in right of payment to the Notes or the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (10);
(11)shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (11);
(12)Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting: (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding, (B) exchange rate risk or (C) commodity pricing risk;

(13)obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business;
(14)(x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as in the case of any guarantee of Indebtedness, the incurrence of such Indebtedness is permitted under the terms of this Indenture or (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company permitted to be incurred under the terms of this Indenture; provided that such guarantee is incurred in accordance with Section 4.15 hereof;
(15)the incurrence or issuance by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary incurred as permitted under Section 4.09(a) hereof and clauses (2), (3), (5) and (6) of this Section 4.09(b), this clause (15) and clauses (16), (19) and (22) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums) and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(A)has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;
(B)to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Notes or any Guarantee, such Refinancing Indebtedness is subordinated to the Notes or such Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and
(C)shall not include:
(i)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not the Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;
(ii)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not the Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Subsidiary Guarantor; or
(iii)Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that any incurrence of Indebtedness (including Acquired Indebtedness) or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not the Issuer or a Guarantor pursuant to this clause (15) that refinances Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock initially incurred or issued and outstanding under clause (16) or (19) of this Section 4.09(b) shall be subject to the proviso of clause (16) or (19), as the case may be;
(16)Indebtedness, Disqualified Stock or Preferred Stock (x) of the Company or any Restricted Subsidiary incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that either:
(i)after giving effect to such acquisition or merger, either:
(a)the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; or
(b)the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger; or
(ii)such Indebtedness, Disqualified Stock or Preferred Stock
(a)is not Secured Indebtedness and is Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than subordination terms that are customarily obtained in connection with “high-yield” senior subordinated note issuances at the time of incurrence,
(b)is not incurred while a Default exists and no Default shall result therefrom,
(c)does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the Notes, and
(d)in the case of subclause (y) above only, is not incurred in contemplation of such acquisition or merger; provided that together with amounts incurred and outstanding pursuant to the second proviso to Section 4.09(a) and clause (19) of this Section 4.09(b), no more than the greater of (x) $965.0 million and (y) 75.0% of LTM EBITDA of Indebtedness (excluding Acquired Indebtedness assumed or not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock or Preferred Stock at any one time outstanding and incurred by

Restricted Subsidiaries that are not the Issuer or Guarantors pursuant to this clause (16) shall be incurred and outstanding;
(17)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;
(18)Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;
(19)Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition or minority investments in any non-Wholly Owned Restricted Subsidiary which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (19) and then outstanding, does not exceed the greater of (x) $645.0 million and (y) 50.0% of LTM EBITDA (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred pursuant to Section 4.09(a) hereof from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.09(a) without reliance on this clause (19)); provided that together with amounts incurred and outstanding pursuant to the second proviso to Section 4.09(a) and clause (16) of this Section 4.09(b), no more than the greater of (x) $965.0 million and (y) 75.0% of LTM EBITDA of Indebtedness (excluding Acquired Indebtedness assumed or not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not the Issuer or Guarantors pursuant to this clause (19) shall be incurred and outstanding;
(20)Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (20) and then outstanding, does not exceed the greater of (x) $195.0 million and (y) 15.0% of LTM EBITDA (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.09(a) without reliance on this clause (20));
(21)Indebtedness, Disqualified Stock or Preferred Stock issued by the Company or any Restricted Subsidiary to current or former officers, managers, directors and employees thereof, their respective trusts, estates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of Section 4.07(b) hereof;
(22)Indebtedness and Disqualified Stock of the Company and Indebtedness, Disqualified Stock and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (22) and then outstanding, does not at any one time outstanding exceed the sum of:
(A)the greater of (x) $645.0 million and (y) 50.0% of LTM EBITDA (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (22)(A) shall cease to be deemed incurred or outstanding for purposes of this clause (22)(A) but shall be deemed incurred pursuant to Section 4.09(a) hereof from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (22)(A)); plus
(B)200% of the net cash proceeds received by the Company since after March 7, 2013 from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (2)(b) and (2)(c) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof); and
(23)Attributable Debt incurred by the Company or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date, provided that the aggregate amount of Attributable Debt incurred under this clause (23) does not exceed the greater of (x) $250.0 million and (y) 20.0% of LTM EBITDA.
(c)For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company shall be entitled to divide or classify (or later divide, classify or reclassify, in whole or in part in its sole discretion), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses at such time; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date shall be deemed to have been incurred on such date in reliance on the exception in clause (1) of Section 4.09(b) hereof.
The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (1) and (22) of this Section 4.09(b) shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums

(including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.
The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.
The Company shall not, and shall not permit the Issuer or any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company, the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company, the Issuer or such Subsidiary Guarantor, as the case may be. For the purposes of this Indenture, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Senior Indebtedness is not deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.
Section 4.10Asset Sales.
(a)The Company shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:
(1)the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2)except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
(A)any liabilities (as shown on the most recent consolidated balance sheet of the Company or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Company or such Restricted Subsidiary has been validly released by all creditors,
(B)any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and
(C)any Designated Noncash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $630.0 million and (y) 5.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.
(b)Within 540 days after any of the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:
(1)to permanently reduce (a) Obligations under any Senior Indebtedness of the Issuer or any Guarantor (other than Obligations owed to the Company or a Restricted Subsidiary) and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto; provided that if the Issuer or any such Guarantor shall so reduce Obligations under any Senior Indebtedness that is not secured by a Lien permitted by this Indenture, the Issuer or such Guarantor shall, equally and ratably, reduce Obligations under the Notes by, at its option, (i) redeeming Notes, (ii) making an offer (in accordance with the procedures set forth under Section 4.10(c) hereof) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any, on the principal amount of Notes to be repurchased or (iii) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with this Indenture and applicable securities law or (b) Indebtedness of a Restricted Subsidiary that is not the Issuer or a Guarantor other than Indebtedness owed to the Company or another Restricted Subsidiary; or
(2)to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) an investment in properties, (C) capital expenditures and (D) acquisitions of other assets, that in each of (A), (B), (C) and (D), are used or useful in the business of the Company and in Restricted Subsidiaries or replace the businesses, properties and assets that are the subject of such Asset Sale.
(c)Any Net Proceeds from the Asset Sale that are not invested or applied in accordance with Section 4.10(b) within 540 days from the date of the receipt of such Net Proceeds shall be deemed to constitute “Excess Proceeds”; provided that if during such 540-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) of the immediately preceding paragraph after such 540th day, such 540-day period shall be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension shall in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders and, if required by the terms of any Senior Indebtedness of the Company or any Restricted Subsidiary, to the holders of such Senior Indebtedness (other than with respect to Hedging Obligations) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of Notes and such Senior Indebtedness that, in the case of the Notes, is a minimum of €100,000 or an integral multiple of €1,000 in excess thereof, and that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. Notwithstanding the foregoing, the Issuer shall only be required to make an Asset Sale Offer with (i) 50% of the Excess Proceeds if the Consolidated Secured Debt Ratio is less than or equal to 3.25 to 1.00 but greater than 2.75 to 1.00 and (ii) 0% of the Excess Proceeds if the Consolidated Secured Debt Ratio is equal to or less than 2.75 to 1.00, in each case after giving effect to any application of any Net Proceeds as set forth herein. The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100.0 million by transmitting electronically (or otherwise in accordance with the applicable procedures of Euroclear or Clearstream) the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 540 days or with respect to Excess Proceeds of $100.0 million or less.
To the extent that the aggregate amount of Notes and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select or cause to be selected the Notes and such Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Senior Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.
Pending the final application of any Net Proceeds pursuant to this Section 4.10, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.
The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
The provisions of this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.
Section 4.11Transactions with Affiliates.
(a)The Company shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:
(1)such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(2)the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).
(b)The provisions of Section 4.11(a) hereof shall not apply to the following:
(1)transactions between or among the Company or any of the Restricted Subsidiaries;
(2)Restricted Payments permitted by Section 4.07 hereof and the definition of “Permitted Investments”;
(3)[reserved];
(4)the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5)[reserved];
(6)transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of Section 4.11(a) hereof;
(7)(A) payments and Indebtedness, Disqualified Stock and Preferred Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries to any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or Immediate Family Members) of the Company, any of its subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit, plan or agreement; and (B) any employment agreements, stock option plans and other compensatory arrangements (including, without limitation, the Company’s 2001 and 2005 Stock Unit Retirement Plans (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, managers or consultants (or their respective trusts, estates, investment funds, investment vehicles or Immediate Family Members) that are, in each case, approved by the Company in good faith;
(8)any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined in good faith by the Company);
(9)the existence of, or the performance by, the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement do not require payments by the Company or any Subsidiary that are materially in excess of those required pursuant to the terms of the original agreement in effect on the Issue Date as reasonably determined in good faith by the Company;
(10)[reserved];
(11)transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(12)the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Company, any of its subsidiaries or any direct or indirect parent company thereof;
(13)sales of accounts receivable, or participations therein, in connection with any Receivables Facility;
(14)investments by the Neubauer Stockholders in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;
(15)payments to or from, and transactions with, any joint ventures in the ordinary course of business; and
(16)payments by the Company (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received by the Company or a Restricted Subsidiary from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and/or local consolidated, combined or similar taxes for such fiscal year were the Company and its Restricted Subsidiaries (and its Unrestricted Subsidiaries, to the extent described above) to pay such taxes separately from any such parent entity.
Section 4.12Liens.
The Company shall not, and shall not permit the Issuer or any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company, the Issuer or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:
(1)in the case of Liens securing Subordinated Indebtedness, the Notes or the applicable Guarantee of a Guarantor, as the case may be, are secured by a Lien on such property or assets that is senior in priority to such Liens; and
(2)in all other cases, the Notes or the applicable Guarantee of a Guarantor, as the case may be, are equally and ratably secured or are secured by a Lien on such assets or property that is senior in priority to such Lien; provided that any Lien which is granted to secure the Notes under this Section 4.12 shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Notes.
Section 4.13[Reserved].
Section 4.14Offer to Repurchase Upon Change of Control.
(a)If a Change of Control occurs, unless the Issuer has previously or concurrently transmitted electronically (or otherwise communicated in accordance with the applicable procedures of Euroclear or Clearstream) a redemption notice with respect to all the outstanding Notes as described under Section 3.06 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer electronically, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the applicable procedures of Euroclear or Clearstream, with the following information:
(1)a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuer;
(2)the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is transmitted (the “Change of Control Payment Date”);
(3)any Note not properly tendered will remain outstanding and continue to accrue interest;
(4)unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
(5)Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;
(7)Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to €100,000 or an integral multiple of €1,000 in excess thereof; and
(8)if such notice is delivered prior to the occurrence of a Change of Control, such notice shall state that the Change of Control Offer is conditional on the occurrence of such Change of Control and describe such condition and, if applicable, state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed.

(b)While the Notes are in global form held on behalf of Euroclear or Clearstream and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of Euroclear or Clearstream, subject to their respective rules and regulations.
The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is sent in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.
(c)On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,
(1)accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
(2)deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and
(3)deliver, or cause to be delivered, to the Registrar for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
(d)The Paying Agent shall promptly transmit to each Holder the Change of Control Payment for such Notes, and upon the written instruction of the Issuer as provided in this Indenture, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall promptly authenticate or cause to be authenticated and transmit to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(e)The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(f)In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of

Control Offer or tender offer and the Issuer (or a third party making such Change of Control Offer or tender offer) purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or the third-party offeror, as applicable, will have the right at any time prior to the stated final maturity of the Notes, upon not less than 10 nor more than 60 days’ prior notice, to redeem (in the case of the Issuer) or repurchase (in the case of a third-party offeror), and the Holders will be deemed to have agreed to be redeemed or repurchased, all of the Notes that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, equal to the price offered to all Holders in connection therewith, plus accrued and unpaid interest to, but not including, the redemption date or purchase date, as applicable (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
(g)The provisions of this Section 4.14, including the definition of “Change of Control,” may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.
(h)Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.04 and 3.05 hereof.
Section 4.15Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.
The Company shall not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities), other than the Issuer, a Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Company, the Issuer or any other Guarantor unless:
(1)such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company, the Issuer or any Guarantor that is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and
(2)such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;
(a)provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60-day period described in Section 4.15(1) above.

The foregoing provisions will not be applicable to guarantees of any Indebtedness of the Issuer or any Guarantor in an aggregate amount not to exceed $50.0 million.
Notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel shall be required to be delivered to the Trustee for the execution and delivery of a supplemental indenture, the sole purpose of which is to add additional Guarantors.
Section 4.16Limitation on Sale and Lease-Back Transactions.
The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:
(1)the Company or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to Section 4.09 of this Indenture and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to Section 4.12 of this Indenture;
(2)the consideration received by the Company or any Restricted Subsidiary in connection with such Sale and Lease-Back Transaction is at least equal to the fair market value (as determined in good faith by the Company) of such property; and
(3)the Company applies the proceeds of such transaction in compliance with Section 4.10 of this Indenture.
Section 4.17Suspension of Covenants.
(a)During any period of time that (i) the Notes have Investment Grade Ratings from at least two Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries shall not be subject to Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.13 hereof and clause (4) of Section 5.01(a) hereof (collectively, the “Suspended Covenants”).
(b)During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”
(c)In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) such Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes such that the Notes no longer have Investment Grade Ratings from at least two Rating Agencies, then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Subsidiary Guarantors shall be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

In addition, during any Suspension Period, the Company and the Restricted Subsidiaries shall not be subject to Section 4.14 hereof; provided that for purposes of determining the applicability of Section 4.14 hereof, the Reversion Date shall be defined as the date that (i) such Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes such that the Notes no longer have Investment Grade Ratings from at least two Rating Agencies and/or (ii) the Company or any of its Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and such Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agencies to withdraw their Investment Grade Rating or downgrade the ratings assigned to the Notes such that the Notes no longer have Investment Grade Ratings from at least two Rating Agencies. On and after the Reversion Date as defined with respect to Section 4.14 hereof, the Company and the Restricted Subsidiaries shall thereafter again be subject to Section 4.14 hereof under this Indenture, including, without limitation, with respect to a proposed transaction described in clause (ii).
(d)Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made shall be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period); (ii) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Transaction entered into during the Suspension Period) shall be classified to have been incurred or issued pursuant to clause (5) of Section 4.09(b) hereof; (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (8) of Section 4.11(b) hereof; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not the Issuer or a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b) hereof; and (v) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) shall be classified to have been made under clause (5) of the definition of Permitted Investment. In addition, for purposes of clause (III) of Section 4.07(a) hereof, all events set forth in such clause (III) of Section 4.07(a) hereof occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments the Company or any Restricted Subsidiary is permitted to make pursuant to such clause (III) of Section 4.07(a) hereof.
(e)The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.17.
Section 4.18Payment of Additional Amounts.
Unless required by law, all payments made by the Issuer and each Guarantor on the Notes or under or with respect to any Guarantee will be made without deduction or withholding for, or on account of, any taxes, assessments or other governmental charges (including penalties, additions to tax and any interest related thereto) (“Taxes”) imposed by any jurisdiction. If deduction or withholding for, or on account of, any Taxes is required by (1) any jurisdiction where the Issuer or any Guarantor, or a successor to the Issuer or any Guarantor, is at any time organized, resident or doing business for tax purposes, or, in each case, any political subdivision or governmental authority thereof or therein having the power to tax or (2) any jurisdiction from or through which payment on any Note or Guarantee is made by the Issuer or any Guarantor or any of their agents, or, in each case, any political subdivision or governmental authority thereof or therein having the power to tax (each jurisdiction described in clauses (1) or (2), a “Taxing Jurisdiction”) in respect of any payments made by the Issuer or any Guarantor (or any of their agents) with respect to the Notes or any Guarantee, including payments of principal, redemption price, interest or premium (if any), the Issuer or the applicable Guarantor, as the case may be, will pay any additional amounts (“Additional Amounts”) necessary to make the net amount paid to each holder equal the amount such holder would have received in the absence of the deduction or withholding (including any deduction or withholding attributable to Additional Amounts). However, these Additional Amounts will not be paid on account of:
(a)any Tax imposed by any jurisdiction other than a Taxing Jurisdiction;
(b)any Tax that is only payable because either:
(1)a type of connection exists between the holder or beneficial owner of the Notes and a Taxing Jurisdiction other than a connection resulting from the purchase, ownership or disposition of Notes or enforcement of rights under or in respect of the Notes or any Guarantee or the receipt of payments under or in respect of the Notes or any Guarantee; or
(2)the holder presented the Notes for payment (where presentation is required for payment) more than 30 days after the date on which the relevant payment is first made available for payment to the holder (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the Notes been presented during such 30-day period);
(c)any estate, inheritance, gift, sale, transfer, value added, personal property or similar Tax;
(d)any Tax that is not required to be deducted or withheld from a payment on the Notes or a Guarantee;
(e)any Tax that is imposed or withheld due to the holder or beneficial owner of the Notes failing to accurately comply with a request from the Issuer or the applicable Guarantor, as the case may be, either to provide information concerning the holder’s or beneficial owner’s nationality, residence or identity or to satisfy any information or reporting requirement, or to present the relevant Note (if certificated), if in each case such information or action is required by the Taxing Jurisdiction as a precondition to exemption from, or reduction in, such Tax, but only to the extent such holder or beneficial owner is legally eligible to provide such information or take such action;
(f)any Tax imposed pursuant to current Sections 1471 through 1474 of the Code or any amended or successor version that is substantively comparable and not materially more onerous to comply with (or any regulations or agreements thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction (and any related laws or regulations) implementing the foregoing;

(g)if the Issuer or the applicable Guarantor, as the case may be, is incorporated in a member state of the European Union, any Taxes which would have been avoided by such holder by presenting the relevant Note (if presentation is required) to, or requesting that such payment be made by, another paying agent located in a member state of the European Union;
(h)any Tax imposed pursuant to the Luxembourg law of December 23, 2005, as amended (the Relibi Law); or
(i)any combination of the Taxes described in clauses (a) through (h) above.
In addition, no Additional Amounts shall be paid with respect to any payment to any holder who is a fiduciary or a partnership or other than the sole beneficial owner of the Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such Notes would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly, but only if there is no material cost or commercial or legal restriction to transferring the Notes to such beneficiary, settlor, member or beneficial owner.
The Issuer or applicable Guarantor, if it is the applicable withholding agent, as the case may be, will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the applicable Taxing Jurisdiction in accordance with applicable law. The Issuer or applicable Guarantor, if it is the applicable withholding agent, as the case may be, will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Taxing Jurisdiction and as is reasonably available to the Issuer or such Guarantor, and will provide such certified copies to the Trustee. Such copies shall be made available to the Holders upon request. It is understood that neither the Trustee nor any Agent shall have any responsibility whatsoever to determine if a payment of Additional Amounts are due or to calculate or verify any such amounts.
If the Issuer or any Guarantor will be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Guarantee, at least 30 days prior to the date of such payment, such Issuer or Guarantor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case such Issuer or Guarantor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.
Wherever in either this Indenture, the Guarantees or the Notes there is mentioned, in any context:
(1)the payment of principal;
(2)purchase prices in connection with a purchase of Notes;

(3)interest; or
(4)any other amount payable on or with respect to any of the Notes, such reference shall be deemed to include payment of Additional Amounts as described under this Section 4.18 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The Issuer or applicable Guarantor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes, that arise in any Taxing Jurisdiction from the execution, issuance, delivery, enforcement or registration of any Notes, this Indenture, any Guarantee or any other document or instrument in relation thereto or any payments under or with respect to the Notes or any Guarantee.
The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor to the Issuer or any Guarantor and to any jurisdiction in which any successor is organized, resident or doing business for tax purposes or from or through which any payment is made by any successor or any of its agents, or, in each case, any political subdivision or governmental authority thereof or therein having the power to tax.
Section 4.19Maintenance of Listing.
For so long as the Notes are outstanding, the Issuer will use commercially reasonable efforts to obtain and maintain a listing of the Notes on the Exchange or on another stock exchange acceptable to the Board of Directors or an Officer of the Company that would not cause the Parent Guarantor or any of its Subsidiaries to become subject to Regulation (EU) No 596/2014 on market abuse (market abuse regulation) and any applicable delegated regulations thereunder.
Article 5
SUCCESSORS
Section 5.01Merger, Consolidation or Sale of All or Substantially All Assets.
(a)Neither the Issuer nor the Company shall consolidate or merge with or into or wind up into (whether or not the Issuer or the Company, as the case may be, is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries on a consolidated basis, in one or more related transactions, to any Person unless:
(1)the Issuer or the Company, as the case may be, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Company, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (a) in the case of the Issuer, a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof or a corporation organized in any member state of the European Union or the United Kingdom and (b) in the case of the Company, a corporation organized or existing under the laws of the United States of America, any state thereof, the District of

Columbia, or any territory thereof (the Issuer, the Company or such Person, as the case may be, being herein called the “Successor Company”);
(2)the Successor Company, if other than the Issuer or the Company, as the case may be, expressly assumes in the case of the Issuer, all the obligations of the Issuer under this Indenture and the Notes and, in the case of the Company, all the obligations of the Company under this Indenture and its Guarantee, in each case, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)immediately after such transaction, no Default exists;
(4)immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four- quarter period,
(A)the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof, or
(B)the Fixed Charge Coverage Ratio for the Successor Company, the Company and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;
(5)in the case of the Issuer, each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(c)(1)(B) hereof shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and
(6)the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.
(b)The Successor Company shall succeed to, and be substituted for, the Issuer or the Company, as the case may be, under this Indenture, the Guarantees and the Notes, as applicable. Notwithstanding clauses (3) and (4) of Section 5.01(a) hereof:
(1)any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the Company, and
(2)the Issuer may merge with an Affiliate of the Issuer incorporated solely for the purpose of reincorporating the Issuer in the United States of America, any state thereof, the District of Columbia, or any territory thereof, in any other member state of the European Union or the United Kingdom and the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another state of the United States of America or the District of Columbia or any territory thereof, in each case, so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.
(c)Subject to certain limitations described in this Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, each Subsidiary Guarantor shall not, and the Company shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:
(1)(A) such Subsidiary Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);
(A)the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(B)immediately after such transaction, no Default exists; and
(C)the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; or
(2)the transaction is made in compliance with Section 4.10 hereof.
(d)Subject to certain limitations described in this Indenture, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor, including the Company, or the Issuer.
For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
Section 5.02Successor Corporation Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.
Article 6
DEFAULTS AND REMEDIES
Section 6.01Events of Default.
(a)An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(1)default in payment when due and payable, upon redemption, acceleration or otherwise, of payments of principal of, or premium, if any, on the Notes issued under this Indenture;
(2)default for 30 days or more in the payment when due of interest on or with respect to the Notes issued under this Indenture;
(3)failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes issued under this Indenture to comply with any of its agreements (other than a default referred to in clauses (1) and (2) above) in this Indenture or the Notes;
(4)default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:
(a)such default either (i) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods), or (ii) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and
(b)the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, in the aggregate exceeds $100.0 million at any one time outstanding;

(5)failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments or orders for the payment of money in an aggregate amount exceeding $100.0 million (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage, it being understood for purposes of this Indenture that the issuance of reservation of rights letter shall not be considered a denial of coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days;
(6)the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(i)commences proceedings to be adjudicated bankrupt or insolvent;
(ii)consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy law;
(iii)consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;
(iv)makes a general assignment for the benefit of its creditors; or
(v)generally is not paying its debts as they become due;
(7)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Company or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;
(ii)appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or
(8)the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.
(b)In the event of any Event of Default specified in clause (4) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose,
(1)the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
(2)the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(3)the default that is the basis for such Event of Default has been cured.
Section 6.02Acceleration.
If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01(a) hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest on the Notes shall be due and payable immediately. The Trustee may withhold from Holders notice of any continuing Default, except a Default relating to the payment of principal of and premium, if any, and interest on the Notes if it determines that withholding notice is in their best interest. The Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Notes (it being understood that the Trustee does not have an affirmative duty to make such a determination).
Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) hereof, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, if any, or premium, if any, that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee and the Agents hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee and the Agents, their respective agents and counsel and other amounts due the Trustee and the Agents under Section 7.07 have been paid.
Section 6.03Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Amounts, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04Waiver of Past Defaults.
Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder, except a continuing Default in the payment of the principal of and premium, if any, or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02 hereof, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05Control by Majority.
Holders of a majority in principal amount of the outstanding Notes issued hereunder shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holder) or that would involve the Trustee in personal liability.
Section 6.06Limitation on Suits.
Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(1)such Holder has previously given the Trustee notice that an Event of Default is continuing;
(2)Holders of at least 30% in principal amount of the then total outstanding Notes have requested the Trustee to pursue the remedy;
(3)Holders of the Notes have offered the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security and/or indemnity; and
(5)Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Amounts, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Amounts, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and the Agents and their respective agents and counsel.
Section 6.09Restoration of Rights and Remedies.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
Section 6.10Rights and Remedies Cumulative.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11Delay or Omission Not Waiver.
No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Section 6.12Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee and the Agents, and their respective agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including any Guarantor), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and the Agents, and their respective agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.13Priorities.
If the Trustee collects any money pursuant to this Article 6 or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture, it shall pay out the money in the following order:
(i)to the Trustee (including any predecessor trustee), the Agents, its agents and attorneys for amounts due under this Indenture, including, without limitation, under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Agents and the costs and expenses of collection;
(ii)to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Amounts, if any, and interest, respectively; and
(iii)to the Issuer or to such party as a court of competent jurisdiction shall direct including any Guarantor, if applicable.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.
Section 6.14Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
Article 7
TRUSTEE
Section 7.01Duties of Trustee.
(a)If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default:
(i)the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
(c)The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.
(e)The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holder of the Notes unless such Holder shall have offered to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense.
(f)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02Rights of Trustee.
(a)The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.
(f)None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity and/or security satisfactory to it against such risk or liability is not assured to it.
(g)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture
(h)In no event shall the Trustee be responsible or liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each Agent, and each other agent, custodian and other Person employed to act hereunder. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(j)The permissive rights of the Trustee enumerated herein shall not be construed as duties.
(k)The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers and managers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
(l)Except as expressly set forth herein, the Issuer will be responsible for making calculations called for under the Indenture and with respect to any Notes, including but not limited to determination of the interest rate, any redemption price, premium, if any, and any

Additional Amounts or other amounts payable on the Notes. The Issuer will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Issuer will provide a schedule of their calculations to the Issuer or any Agent when requested by the Trustee or such Agent, and the Trustee and the Agents are entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification and shall be fully protected in relying upon such calculations
Section 7.03Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, as defined in Section 310(b) of the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.
Section 7.04Trustee’s Disclaimer.
The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, covenant or agreement of any Person, other than the Trustee, made in this Indenture.
Section 7.05Notice of Defaults.
If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium and Additional Amounts, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06Reports by Trustee to Holders of the Notes.
Within 60 days after each May 15, beginning with May 15, 2025, and for so long as Notes remain outstanding, the Trustee shall deliver to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with

Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).
A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any subsequent delisting thereof.
Section 7.07Compensation and Indemnity.
The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors, jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees and including taxes (other than taxes based upon, measured by or determined by the income of the Trustee)) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence (as determined by a court of competent jurisdiction in a final non-appealable decision).
The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and the termination for any reason of this Indenture.
To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
“Trustee” for purposes of this Section shall include any predecessor Trustee and the directors, officers, employees and agents of the Trustee; provided, however, that the negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.
Section 7.08Replacement of Trustee.
A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
(a)the Trustee fails to comply with Section 7.10 hereof;
(b)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c)a custodian or public officer takes charge of the Trustee or its property; or
(d)the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to

Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.
Section 7.10Eligibility; Disqualification.
There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United Kingdom or of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by U.K. or U.S. federal or state authorities and which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Circular.
Article 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02Legal Defeasance and Discharge.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and the Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.05 hereof;
(b)the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(c)the rights, powers, trusts, duties, indemnities and immunities of the Trustee, the Agents, and the Issuer’s obligations in connection therewith; and
(d)this Section 8.02.
Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03Covenant Defeasance.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.19 hereof and clauses (3), (4), (5) and (6) of Section 5.01(a), Sections 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer, the Company and the other Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries) and 6.01(a)(8) hereof shall not constitute Events of Default.
Section 8.04Conditions to Legal or Covenant Defeasance.
The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
(1)the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, euro, euro-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;
(2)in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee and the Paying Agent an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,
(a)the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or
(b)since the original issuance of the Notes, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States of America shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee and the Paying Agent an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;
(6)the Issuer shall have delivered to the Trustee and the Paying Agent an Opinion of Counsel in the United States of America and reasonably acceptable to the

Trustee to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable U.S. Federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;
(7)the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and
(8)the Issuer shall have delivered to the Trustee and the Paying Agent an Officer’s Certificate and an Opinion of Counsel in the United States of America and reasonably acceptable to the Trustee (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Section 8.05Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Amounts, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuer and the Guarantors, jointly and severally, shall pay and indemnify the Trustee and/or the Agents against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06Repayment to Issuer.

Any money deposited with the Trustee in trust or any Paying Agent, or then held by the Issuer, for the payment of the principal of, premium and Additional Amounts, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium and Additional Amounts, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.
Section 8.07Reinstatement.
If the Trustee or the Paying Agent is unable to apply any money or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium and Additional Amounts, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or the Paying Agent.
Article 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01Without Consent of Holders of Notes.
Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture), the Agents, the Paying Agent and the Trustee may amend or supplement this Indenture, any Guarantee or Notes without the consent of any Holder:
(1)to cure any ambiguity, omission, mistake, defect or inconsistency;
(2)to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)to comply with Section 5.01 hereof;
(4)to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in connection with Section 5.01;
(5)to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;
(6)to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)[reserved];
(8)to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Agent hereunder pursuant to the requirements thereof;
(9)[reserved];
(10)to add a Guarantor or other guarantor under this Indenture;
(11)to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of the Notes” section of the Offering Circular to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes; or
(12)to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Agents of the documents described in Section 7.02 hereof, the Trustee and the Agents shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Agents shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, indemnities or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by the Issuer, such Guarantor, the Agents and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, and delivery of an Officer’s Certificate.
Section 9.02With Consent of Holders of Notes.
Except as provided below in this Section 9.02, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture), the Agents, and the Trustee may amend or supplement this Indenture, any Guarantee or Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.04 and 6.07 hereof, any existing Default (other than a Default in the payment of the principal of, premium and Additional Amounts, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the

Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, in each case other than Notes beneficially owned by the Issuer or its Affiliates. Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Agents of evidence satisfactory to the Trustee and the Agents of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee and the Agents shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s or the Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or the Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to Section 3.08, Section 4.10 and Section 4.14 hereof);
(3)reduce the rate of or change the time for payment of interest on any Note;
(4)waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;
(5)make any Note payable in money other than that stated therein;

(6)make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium or Additional Amounts, if any, or interest on the Notes;
(7)make any change in these amendment and waiver provisions;
(8)impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
(9)make any change to or modify the ranking of this Indenture or the Notes that would adversely affect the Holders; or
(10)except as expressly permitted by this Indenture, modify the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders.
Section 9.03[Reserved].
Section 9.04Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
Section 9.05Notation on or Exchange of Notes.
The Registrar may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06Trustee and Agents to Sign Amendments, etc.
The Trustee and the Agents shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Agents, as applicable. The Issuer may not sign an amendment, supplement or waiver until the board of directors approves it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03). Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee and the Agents to execute any amendment or supplement adding a new Guarantor or other guarantor under this Indenture.
Section 9.07[Reserved].
Section 9.08Notice.
If and for so long as any Notes are listed on the Exchange, and if and to the extent that the rules of the Exchange so require, the Issuer will notify the Exchange of any amendment, supplement and waiver.
Article 10
GUARANTEES
Section 10.01Guarantee.
(a)Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Agents and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that (a) the principal of, interest and premium and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee or the Agents hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)Subject to this Article 10, the Parent Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Agents and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that (a) the principal of, interest and premium and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee and the Agents hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Parent Guarantor shall be jointly and severally obligated to pay the same immediately. The Parent Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. The Parent Guarantor accepts all obligations of a guarantor of the Notes under this Indenture but shall not be deemed a Guarantor as such term is used and defined herein.
(c)Each of the Guarantors and the Parent Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each of the Guarantors and the Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that the Guarantees and the Parent Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(d)Each of the Guarantors and the Parent Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.
(e)If any Holder, any Agent or the Trustee is required by any court or otherwise to return to the Issuer, the Parent Guarantor, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer, the Parent Guarantor or the Guarantors, any amount paid either to the Agent, the Trustee or such Holder, the Guarantees and the Parent Guarantee, to the extent therefore discharged, shall be reinstated in full force and effect.
(f)Each of the Guarantors and the Parent Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each of the Guarantors and the Parent Guarantor further agrees that, as between the Parent Guarantor and the other Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of the Guarantees and the Parent Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor and the Guarantors for the purpose of the Parent Guarantee and the Guarantees, as applicable. The Parent Guarantor and the Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Parent Guarantee or the Guarantees, as applicable.
(g)Each of the Guarantees and the Parent Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, the Guarantees or the Parent Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(h)In case any provision of any Guarantee or the Parent Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(i)The Guarantee issued by any Guarantor and the Parent Guarantee shall each be a general unsecured senior obligation of such Guarantor or the Parent Guarantor, as applicable, and shall each be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor or the Parent Guarantor, if any.
(j)Each payment to be made by a Guarantor in respect of its Guarantee, or by the Parent Guarantor in respect of the Parent Guarantee, shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
(k)Notwithstanding anything to the contrary, any direct or indirect parent company of the Issuer may guarantee the Notes and become a Guarantor hereunder.
Section 10.02Limitation on Guarantor Liability.
Each of the Guarantors and the Parent Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that its Guarantee or the Parent Guarantee, as applicable, not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee or the Parent Guarantee. To effectuate the foregoing intention, the Trustee, the Agents, the Holders, the Parent Guarantor and the Guarantors hereby irrevocably agree that the obligations of the Parent Guarantor and each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Parent Guarantor or such Guarantor, as applicable, that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor or the Parent Guarantor in respect of the obligations of such other Guarantor or the Parent Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee or the Parent Guarantor under the Parent Guarantee, not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee and the Parent Guarantor, if it makes a payment under the Parent Guarantee, shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors and the Parent Guarantor, at the time of such payment determined in accordance with GAAP.
Section 10.03Execution and Delivery.
To evidence its Guarantee set forth in Section 10.01 hereof, each of the Guarantors and the Parent Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor or the Parent Guarantor, as applicable, by its President, any Vice President, its Treasurer, any Assistant Treasurer or any other authorized officer thereof. Any Guarantor or other guarantor that shall provide a guarantee pursuant to this Article 10 as of a date after the Issue Date shall execute and deliver a supplemental indenture substantially in the form of Exhibit D hereto.
Each of the Guarantors and the Parent Guarantor hereby agrees that its Guarantee or the Parent Guarantee, as applicable, as set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee or Parent Guarantee on the Notes.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees and the Parent Guarantee set forth in this Indenture on behalf of the Guarantors and the Parent Guarantor, respectively.
If required by Section 4.15 hereof, the Company shall cause any Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.
Section 10.04Subrogation.
Each of the Guarantors and the Parent Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor or the Parent Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, neither any Guarantor nor the Parent Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.
Section 10.05Benefits Acknowledged.
Each of the Guarantors and the Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee or the Parent Guarantee, as applicable, are knowingly made in contemplation of such benefits.
Section 10.06Release of Guarantees.

(a)The Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:
(1)in the case of a Subsidiary Guarantor, (A) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Subsidiary Guarantor (other than a sale, disposition or other transfer to a Restricted Subsidiary) if such sale, disposition or other transfer is made in compliance with the applicable provisions of this Indenture;
(A)the designation by the Company of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture as described under Section 4.07 hereof and the definition of “Unrestricted Subsidiary”;
(B)the release or discharge of such Subsidiary Guarantor from its guarantee of Indebtedness under the Senior Credit Facilities or the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the Notes, in each case, if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to Section 4.15 hereof (treating any guarantees of such Subsidiary Guarantor that remain outstanding as incurred at least 30 days prior to such release) except, in each case, a release or discharge by, or as a result of, payment under such guarantee or payment in full of the Indebtedness under the Senior Credit Facilities; or
(2)the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;
(3)in the case of clause (1)(A) above, the release of such Subsidiary Guarantor from its guarantee, if any, of and all pledges and security, if any, granted in connection with the Senior Credit Facilities (in the case of a Subsidiary Guarantor) or any other Indebtedness of the Company or any Restricted Subsidiary; and
(4)such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
(b)The Parent Guarantee shall be automatically and unconditionally released and discharged, and no further action by the Parent Guarantor, the Company, the Issuer or the Trustee shall be required for the release and termination of the Parent Guarantee, upon (1) the Company delivering to the Trustee an Officer’s Certificate, confirming ongoing compliance by the Company of Section 4.03 of this Indenture, (2) any merger or consolidation of the Parent Guarantor with the Company, (3) exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof, (4) discharge of the Issuer’s obligations under Article 11 hereof or (5) payment in full of the aggregate principal amount of all Notes then outstanding and all other applicable Obligations under the Parent Guarantee then due and owing.

Article 11
SATISFACTION AND DISCHARGE
Section 11.01Satisfaction and Discharge.
This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:
(1)all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited with the Trustee in trust, have been delivered to the Registrar for cancellation; or
(2)(A) all Notes not theretofore delivered to such Registrar for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, euro, euro-denominated Government Securities, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Registrar for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;
(A)no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other agreement or instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;
(B)the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and
(C)the Issuer has delivered irrevocable instructions to the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.
In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee and the Paying Agent stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

Section 11.02Application of Trust Money.
Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) to the Persons entitled thereto, of the principal (and premium and Additional Amounts, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, Additional Amounts or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
Article 12
PAYING AGENT
Section 12.01[Reserved].
Section 12.02Payment.
(a)In order to provide for all payments due on the Notes as the same shall become due, the Issuer shall cause to be paid to the Paying Agent, if other than the Company or a Subsidiary, no later than 10:00 a.m. London time on the Business Day prior to the due date (or such other time as the Issuer and the Paying Agent may mutually agree from time to time) for the payment of principal of, premium and Additional Amounts, if any, or interest on any Note, at such bank as the Paying Agent shall previously have notified to the Issuer, immediately available funds sufficient to meet all payments due on such Notes.
(b)The Issuer hereby authorizes and directs the Paying Agent, from the amounts paid to it pursuant to Section 12.02(a) above, to make or cause to be made all payments on the Notes in accordance with this Indenture. Such payments shall be made to the Holder or Holders of Notes in accordance with the terms of the Notes, the provisions contained in this Article 12, and the procedures of the Depositary. All interest payments in respect of the Notes will be made by the Paying Agent on the relevant Interest Payment Date (as set forth in the Notes) to the Holders in whose names the Notes are registered at the close of business (in London) on the record date specified in the Notes next preceding the Interest Payment Date or such other date as is provided in the Notes. So long as the Notes are represented by one or more global certificates and registered in the name of a nominee of the Common Depositary, all interest payments on the Notes shall be made by the Paying Agent by wire transfer of immediately available funds to such Holder.

(c)The Paying Agent, to the extent sufficient funds are available to it, will pay the principal of, premium and Additional Amounts, if any, on the Notes on the stated maturity date or on the Redemption Date, as the case may be, together with accrued and unpaid interest due at the stated maturity date or on such Redemption Date, if any, upon presentation and surrender of such Note on or after the stated maturity date or Redemption Date thereof to the Paying Agent, or as specified in the Notes.
(d)If for any reason the amounts received by the Paying Agent are insufficient to satisfy all claims in respect of all payments then due on the Notes, the Paying Agent shall forthwith notify the Issuer, and the Paying Agent shall not be obliged to pay any such claims until the Paying Agent has received the full amount of the monies then due and payable in respect of such Notes. If, however, the Paying Agent in its sole discretion shall make payment on the Notes on the stated maturity date or on the Redemption Date, as the case may be, or payments of interest or such other payments when otherwise due on the assumption that the corresponding payment by the Issuer has been or shall be made (it being understood that the Paying Agent shall have no obligation whatsoever to make any such payment) and the amount which should have been received by the Paying Agent is not received on such date, then the Issuer agrees forthwith on demand to reimburse, or cause the reimbursement of, the Paying Agent for the amount which should have been paid by the Issuer in order for the Paying Agent to make such payment, and pay interest thereon from the day following the date when the amount unpaid should have been received under this Agreement to the date when such amount is actually received (inclusive) at a rate equal to the cost of the Paying Agent of funding such amount, as certified by the Paying Agent and expressed as a rate per annum.
(e)The Paying Agent hereby agrees that:
(i)it will hold all sums held by it as Paying Agent for the payment of principal of, premium and Additional Amounts, if any, or interest on the Notes for the benefit of the Holders of the Notes entitled thereto, or for the benefit of the Trustee, as the case may be, until such sums shall be paid out to such Holders or otherwise as provided in Section 12.02(f) below and in this Indenture;
(ii)it will promptly give the Trustee notice of an Issuer deposit for the payment of principal of, premium and Additional Amounts, if any, or interest on the Notes; and
(iii)At any time after an Event of Default in respect of the Notes shall have occurred, the Paying Agent shall, if so required by notice in writing given by the Trustee to the Paying Agent: (y) thereafter, until otherwise instructed by the Trustee, act as an agent of the Trustee under the terms of this Indenture; and/or (z) deliver all Notes and all sums, documents and records held by the Paying Agent in respect of the Notes to the Trustee or as the Trustee shall direct in such notice; provided that such notice shall be deemed not to apply to any document or record which the Paying Agent is obliged not to release by any applicable law or regulation.
(f)Notwithstanding the foregoing, if any Note is presented or surrendered for payment to the Paying Agent and the Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, the Paying Agent shall as soon as is reasonably practicable notify the Issuer in writing of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer and has received the amount to be so paid; and
(g)In no event, shall the Paying Agent be obliged to make any payments hereunder if it has not received the full amount of any payment.

Section 12.03Indemnity.
(a)The Issuer and the Guarantors, jointly and severally, shall:
(i)reimburse the Paying Agent upon its request for all properly incurred expenses, disbursements and advances incurred or made by the Paying Agent in accordance with any provision of this Indenture (including the properly incurred compensation, expenses and disbursements of its agents and counsel), except to the extent that any such expense, disbursement or advance may be attributable to the Paying Agent’s own willful misconduct, gross negligence or bad faith; and
(ii)indemnify the Paying Agent for, and to hold the Paying Agent harmless against, any and all loss, damage, claims, liability or expense, including fees of counsel and including taxes (other than taxes based upon, measured by or determined by the income of the Paying Agent), incurred by it in connection with this Indenture or in respect of the Issuer’s issue of the Notes, including the costs and expenses of defending itself against any claim (whether asserted by the Issuer, any Holder or any Guarantor) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Article 12, except to the extent that such loss, damage, claim, liability or expense is due to the Paying Agent’s own willful misconduct, gross negligence or fraud.
(b)The provisions of this Section shall survive the satisfaction and discharge of this Indenture and the Notes, the termination for any reason of this Indenture, and the resignation or removal of the Paying Agent. “Paying Agent” for purposes of this Section shall include each other Agent and the directors, officers, employees and agents of the Paying Agent and each Agent and any predecessor Paying Agent or other Agent; provided, however, that the gross negligence, willful misconduct or fraud of any Paying Agent or other Agent hereunder shall not affect the rights of any other Paying Agent or Agent hereunder.
Section 12.04General.
(a)In acting under this Article 12, the Paying Agent shall not (a) be under any fiduciary duty towards any person, (b) be responsible for or liable in respect of the authorization, validity or legality of any Note amount paid by it hereunder (except to the extent that any such liability is determined by a court of competent jurisdiction to have resulted from the Paying Agent’s own willful misconduct, gross negligence or fraud), (c) be under any obligation towards any person other than the Trustee and the Issuer or (d) assume any relationship of agency or trust for or with any Holder.
(b)The Paying Agent shall be entitled to treat the registered Holder of any Note as the absolute owner of such Note for all purposes and make payments thereon accordingly.
(c)The Paying Agent may exercise any of its rights or duties hereunder by or through agents or attorneys, and shall not be responsible for any misconduct thereof, provided such agent or attorney has been appointed with due care.

(d)The Paying Agent shall not exercise any lien, right of set-off or similar claim against any Holder of a Note in respect of moneys payable by it under this Article 12; however, should the Paying Agent elect to make a payment pursuant to Section 12.02(d), it shall be entitled to appropriate for its own account out of the funds received by it under Section 12.02 an amount equal to the amount so paid by it.
(e)The Paying Agent may (at the reasonable and documented expense of the Issuer) consult, on any matter concerning its duties hereunder, any legal adviser or other expert selected by it with due care and, with respect to the selection of other experts, in consultation with the Issuer, and the Paying Agent shall not be liable in respect of anything done, or omitted to be done in good faith in accordance with that adviser’s opinion. At any time, the Paying Agent may apply to any duly authorized representative of the Issuer for a written instruction, and shall not be liable for an action lawfully taken or omitted to be taken in accordance with such instruction.
(f)The Paying Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(g)The Paying Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Paying Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Paying Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(h)The Paying Agent shall be obliged to perform only such duties as are specifically set forth herein and in the Notes, and no implied duties or obligations shall be read into this Article 12, the Notes against the Paying Agent or the Agency Agreement.
(i)The Paying Agent shall not be liable to account to the Issuer for any interest or other amounts in respect of funds received by it from the Issuer. Money held by the Paying Agent need not be segregated except as required by law.
(j)No section of this Article 12 or the Notes shall require the Paying Agent to risk or expend its own funds, or to take any action which in its reasonable judgment would result in any expense or liability accruing to it.
(k)In no event will the Paying Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, severe loss or severe malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Paying Agent will use best reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l)The Paying Agent shall have no duty to inquire as to the performance of the covenants of the Issuer, nor shall it be charged with knowledge of any default or Event of Default under this Indenture.
(m)Notwithstanding any section of this Article 12 to the contrary, the Paying Agent will not in any event be liable for special, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(n)The Paying Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, the Notes, with the same rights that it or they would have if it were not the Paying Agent, and may engage or be interested in any financial or other transaction with the Issuer as freely as if it were not the Paying Agent.
(o)The Paying Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear instructions from the Issuer that comply with the terms of this Indenture; provided that in the event that the Paying Agent shall exercise its right not to act pursuant to this clause (o), the Paying Agent shall promptly notify the Issuer and the Trustee and seek additional instructions that comply with the terms of this Indenture.
(p)The Paying Agent may request that the Issuer provide it with the names, specimen signatures and direct dial phone numbers of its authorized persons.
Section 12.05Change of Paying Agent.
(a)Any time, other than on a day during the forty-five (45) day period preceding any payment date for the Notes, the Paying Agent may resign by giving at least forty-five (45) days’ prior written notice to the Issuer; and the Paying Agent’s agency shall be terminated and its duties shall cease upon expiration of such forty-five (45) days or such lesser period of time as shall be mutually agreeable to the Paying Agent and the Issuer. At any time, following at least forty-five (45) days’ prior written notice (or such lesser period of time as shall be mutually agreeable to the Paying Agent and the Issuer) from the Issuer, the Paying Agent may be removed from its agency. Such removal shall become effective upon the expiration of the forty-five (45) day or agreed lesser time period (provided that any such removal shall be immediate in case the Paying Agent shall be adjudicated bankrupt or insolvent), and upon payment to the Paying Agent of all amounts payable to it in connection with its agency. In such event, following payment in full of its outstanding fees and expenses, the outgoing Paying Agent shall deliver to the Issuer, or to the Issuer’s designated representative, all Notes (if any) and cash (if any) belonging to the Issuer and, at the Issuer’s reasonable expense, shall furnish to the Issuer, or to the Issuer’s designated representative, such information regarding the status of the Issuer’s outstanding Notes reasonably requested by the Issuer.
(b)Any Person into which a Paying Agent may be merged or consolidated or any Person resulting from any merger or consolidation to which such Paying Agent is a party or any Person to which such Paying Agent shall sell or otherwise transfer all or substantially all of its corporate trust or agency assets shall on the date on which such merger, consolidation or transfer becomes effective, become the successor to such Paying Agent under this Article 12 without the execution or filing of any paper or any further act on the part of the parties hereto.
Section 12.06Compensation, Fees and Expenses.

The Issuer and the Guarantors, jointly and severally, shall pay to the Paying Agent and each other Agent the compensation, fees and expenses in respect of the Paying Agent’s and other Agent’s services as separately agreed in writing with the Paying Agent or such Agent.
Article 13
MISCELLANEOUS
Section 13.01[Reserved].
Section 13.02Notices.
Any notice or communication by the Issuer, any Guarantor, the Parent Guarantor, the Agents, or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), or overnight air courier guaranteeing next day delivery, or by electronic transmission, to the others’ address:
If to the Issuer:
562, rue de Neudorf
L-2220
Grand Duchy of Luxembourg
With a copy to:
Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
FaxNo.: +1 (215) 413-8808
Attention: General Counsel
If to any Guarantor and/or the Parent Guarantor:
c/o Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
FaxNo.: +1 (215) 413-8808
Attention: General Counsel
If to the Trustee:
U.S. Bank Trust Company, National Association
Global Corporate Trust
1735 Market Street, 43rd Floor
Philadelphia, PA 19103
United States of America
E-mail: gregory.guim@usbank.com

Attention: Global Corporate Trust

If to the Paying Agent, Transfer Agent and/or Registrar:
U.S. Bank Europe DAC
Block F1, Cherrywood Business Park,
Cherrywood, Dublin 18,
D18 W2X7, Ireland

Email: CDRM@usbank.com
FaxNo: +44 20 7365 2577
Attention: Relationship Management Group - Aramark
The Issuer, any Guarantor, the Parent Guarantor, the Paying Agent, the Transfer Agent, the Registrar or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
The Trustee and each Agent agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail , facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee and the Agent in its discretion elects to act upon such instructions, the Trustee’s or the Agent’s understanding of such instructions shall be deemed controlling. Neither the Trustee nor each Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or an Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or an Agent, including without limitation the risk of the Trustee or an Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties. All notices, approvals, consents, requests and any communications to the Trustee or the Agents hereunder must be in writing in English and must be in the form of a document that is signed manually or by way of an electronic signature (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other electronic signature provider acceptable to the Trustee). Electronic signatures believed by the Trustee or an Agent to comply with the ESIGN ACT of 2000 or other applicable law shall be deemed original signatures for all purposes. Notwithstanding the foregoing, the Trustee or an Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee or the Agent in lieu of, or in addition to, any document signed via electronic signature.
Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders may be made electronically in accordance with procedures of the Depositary.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: on the first date on which publication is made, if given by publication, or when sent, if given electronically; provided that any notice or communication delivered to the Trustee or an Agent shall be deemed effective upon actual receipt thereof.
Notices otherwise given in accordance with the applicable procedures of Euroclear or Clearstream shall be deemed given on the date sent to Euroclear or Clearstream.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
Section 13.03Communication by Holders of Notes with Other Holders of Notes.
Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.
Section 13.04Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer or any of the Guarantors to the Trustee or an Agent to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or Agent (as applicable):
(a)An Officer’s Certificate (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(b)An Opinion of Counsel (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied; provided that no such Opinion of Counsel shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date.
Section 13.05Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant, if any, provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:
(a)a statement that the Person making such certificate or opinion has read such covenant or condition;
(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant, if any, or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and
(d)a statement as to whether or not, in the opinion of such Person, such condition or covenant, if any, has been complied with.
Section 13.06Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Paying Agent or Transfer Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.07No Personal Liability of Directors, Officers, Employees and Stockholders.
No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor (other than in the case of stockholders of any Guarantor, the Issuer or another Guarantor) or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees and this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 13.08Governing Law.
THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ARTICLES 470-3 TO 470-19 OF THE L LAW OF 10 AUGUST, 1915 ON COMMERCIAL COMPANIES (AS AMENDED FROM TIME TO TIME), ARE EXPRESSLY EXCLUDED AND SHALL NOT APPLY TO ANY OF THIS INDENTURE, THE NOTES OR ANY GUARANTEE.
Section 13.09Waiver of Jury Trial.
EACH PARTY TO THIS INDENTURE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.10Submission to Jurisdiction.
Each of the parties hereto hereby submits to the non-exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Indenture or the transactions contemplated hereby. Each of the parties hereto waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in such courts. Each of the parties hereto agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the parties to this Indenture and may be enforced in any court to the jurisdiction of which each of the parties hereto is subject by a suit upon such judgment. The Issuer irrevocably appoints CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such authorized agent, and written notice of such service to the Issuer by the person serving the same to the address provided in this Section 13.10, shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding. The Issuer hereby represents and warrants that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Issuer further agrees to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect so long as any of the Notes shall be outstanding.
Section 13.11Judgment Currency
Any payment on account of an amount that is payable to an indemnified party in a particular currency (the “Required Currency”) that is paid to or for the account of the indemnified party in in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order, shall constitute a discharge of the obligation of such obligor only to the extent of the amount of Required Currency which the recipient could purchase in the New York or London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday or Sunday) on which banks in New York or London are generally open for business following receipt of the payment first referred to above. If the amount of the Required Currency that could be so purchased (net of all premiums and costs of exchange payable in connection with the conversion) is less than the amount of the Required Currency originally due to the recipient, then the indemnifying party shall jointly and severally indemnify and hold harmless the recipient from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations of the parties hereto, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any person owed such obligation from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or any judgment or order.
Section 13.12Waiver of Immunity
To the extent that the Issuer hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, set-off or otherwise) with respect to itself or its property and assets, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the fullest extent permitted by applicable law.

Section 13.13Force Majeure.
In no event shall the Trustee or an Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.
Section 13.14No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.15Successors.
All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee or an Agent in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.
Section 13.16Severability.
In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 13.17Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronic format (i. e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.
Section 13.18Table of Contents, Headings, etc.
The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 13.19FATCA

In order to assist the Trustee and the Paying Agent with their compliance with FATCA, the Issuer agrees to use commercially reasonable efforts (i) to provide the Trustee and the Paying Agent reasonably available information collected and stored in the Issuer’s ordinary course of business regarding Holders of the Notes (solely in their capacity as such) and that is necessary for the Trustee’s and any Paying Agent’s determination of whether it has tax related obligations under FATCA and (ii) that the Trustee and any Paying Agent shall be entitled to make any withholding or deduction from payments under this Indenture and the Notes to the extent necessary to comply with FATCA. Nothing in the immediately preceding sentence shall be construed as obligating the Issuer to make any payment of additional amounts or other “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.
Section 13.20USA Patriot Act
The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee and the Agents with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

Section 13.21Legal Holidays
Unless otherwise provided by Board Resolution, Officer’s Certificate or supplemental indenture for any Additional Notes issued, a Legal Holiday is any day that is not a Business Day. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest on such payment will accrue as a result of the delay.
Section 13.22Regulatory Matters
(a)The Paying Agent, Registrar and Transfer Agent are authorized and regulated by the Central Bank of Ireland (“CBOI”).
(b)In connection with the worldwide effort against the funding of terrorism and money laundering activities, the Paying Agent, Registrar and Transfer Agent may be required under various national laws and regulations to which they are subject to obtain, verify and record information that identifies each person who opens an account with it. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Paying Agent, Registrar and Transfer Agent shall be entitled to ask for documentation to verify such entity’s formation and legal existence as well as financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
(c)The parties to this Agreement acknowledge and agree that the obligations of Paying Agent, Registrar and Transfer Agent under this Agreement are limited by and subject to compliance by them with EU and US Federal anti-money laundering statutes and regulations. If the Paying Agent, Registrar and Transfer Agent or any of their directors know or suspect that a payment is the proceeds of criminal conduct, such person is required to report such information pursuant to the applicable authorities and such report shall not be treated as a breach by such person of any confidentiality covenant or other restriction imposed on such person under this Agreement, by law or otherwise on the disclosure of information. The Paying Agent, Registrar and Transfer Agent shall be indemnified and held harmless by the Issuer and the Guarantors, jointly and severally, from and against all losses suffered by them that may arise as a result of the agents being prevented from fulfilling their obligations hereunder due to the extent doing so would not be consistent with applicable statutory anti-money laundering requirements.
(d)Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of Paying Agent, Registrar and Transfer Agent arising under this Agreement or any such other document, to the extent such liability is unsecured or not otherwise exempted, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto; and
(ii)the effects of any Bail-in Action on any such liability, including, if applicable: (1) a reduction in full or in part or cancellation of any such liability; (2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such party, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other agreement; or (3) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.
(e)For the purpose of this 13.21 the following terms shall have the following meanings:
(i)“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority.
(ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
(iii)“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
(iv)“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
(v)“Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority to exercise any Write-down and Conversion Powers.

(vi)“Write-Down and Conversion Powers” means, (1) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and (2) any powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and any similar or analogous powers under that Bail-In Legislation.
[Signatures on following page]

ARAMARK INTERNATIONAL FINANCE S.À R.L.

By:    /s/ Kerri Howard
Name: Kerri Howard
Title: Category A Manager

ARAMARK SERVICES, INC.

By:    /s/ James J. Tarangelo
Name: James J. Tarangelo
Title: Senior Vice President and Chief Financial
Officer

ARAMARK

By:    /s/ James J. Tarangelo
Name: James J. Tarangelo
Title: Senior Vice President and Chief Financial
Officer

ARAMARK AVIATION SERVICES LIMITED PARTNERSHIP

By: ARAMARK SMMS LLC, its General Partner

By: ARAMARK SERVICES, INC., its Limited Partner

By:    /s/ Kerri Howard
Name: Kerri Howard
Title: Treasurer

[Signature Page to Indenture]

ARAMARK MANAGEMENT SERVICES LIMITED PARTNERSHIP

By: ARAMARK SMMS LLC, its General Partner
By: ARAMARK SERVICES, INC., its Limited Partner

By:    /s/ Kerri Howard
Name: Kerri Howard
Title: Treasurer

EACH OF THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO

By:    /s/ Kerri Howard
Name: Kerri Howard
Title: Treasurer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:    /s/ Mark DiGiacomo
Name: Mark DiGiacomo
Title: Vice President

U.S. BANK EUROPE DAC
as Paying Agent, Transfer Agent and Registrar

By:    /s/ Michael Leong
Name: Michael Leong
Title: Authorized Signatory
[Signature Page to Indenture]

(a)
Section 13.23Exhibit A
[Face of Note]
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]
A-1

Common Code [                    ]1
ISIN [ ]
[RULE 144A][REGULATION S] GLOBAL NOTE
representing
€_________________
4.375% Senior Notes due 2033
No. _____    [€                    ]
ARAMARK INTERNATIONAL FINANCE S.À R.L.
promises to pay to [Insert name of nominee of Common Depositary] or its registered assigns, upon surrender hereof, the principal sum [of _____________________ euros, subject to any adjustments as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] on April 15, 2033.
Interest Payment Dates: April 15 and October 15 of each year, commencing on October 15, 2025
Record Dates: April 1 and October 1

1    Reg S – Common Code: 302348243
Reg S – ISIN: XS3023482436
144A – Common Code: 302348316
144A – ISIN: XS3023483160
A-2

AUTHENTICATING AGENT’S CERTIFICATE OF AUTHENTICATION
IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.
Dated:
ARAMARK INTERNATIONAL FINANCE S.À R.L.
By:
Name:
Title:
This is one of the Notes referred to in the within-mentioned Indenture.
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
By:
                        Name: [____]
Title: Authorized Signatory

[Back of Note]
4.375% Senior Notes due 2033
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.INTEREST. Aramark International Finance S.à r.l., a société à responsabilité limitée incorporated under the laws of Luxembourg existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 562, rue de Neudorf L-2220 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B213360 (the “Issuer”), promises to pay interest on the principal amount of this 4.375% Senior Note due 2033 (a “Note”) at 4.375% per annum from (and including) March 19, 2025 until maturity.
The Issuer will pay interest, if any, semi-annually on April 15 and October 15 of each year or if any such date is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) and no interest on such payment will accrue as a result of the delay. Interest on the Notes will accrue from (and including) the most recent date to which interest has been paid or, if no interest has been paid, from (and including) the date of issuance; provided that the first Interest Payment Date shall be October 15, 2025.
The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by applicable law.
2.METHOD OF PAYMENT. The Issuer will pay interest on the Notes, if any, to the Persons who are registered Holders of Notes at the close of business on April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest and premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in euro.
If on or after the date of the Indenture, the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to use or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date.
3.PAYING AGENT, TRANSFER AGENT AND REGISTRAR. Initially, U.S. Bank Europe DAC will act as Paying Agent, Registrar and Transfer Agent. The Issuer may change any Paying Agent, Transfer Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4.INDENTURE. The Issuer issued the Notes under an Indenture, dated as of March 19, 2025 (the “Indenture”), among Aramark International Finance S.à r.l., Aramark Services, Inc., Aramark, the other guarantors named therein, the Trustee, the Paying Agent, the Transfer Agent and the Registrar. This Note is one of a duly authorized issue of notes of the Issuer designated as its 4.375% Senior Notes due 2033. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The Notes issued under the Indenture shall be treated as a single class of securities under the Indenture, unless otherwise specified in the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.OPTIONAL REDEMPTION.
(a)Except as described below under clauses 5(b) or 5(c) hereof, the Notes will not be redeemable at the Issuer’s option before April 15, 2028.
(b)At any time prior to April 15, 2028, the Issuer may redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(c)Prior to April 15, 2028, the Issuer may, at its option, redeem up to 40% of the sum of the aggregate principal amount of all Notes issued under the Indenture at a redemption price equal to 104.375% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but not including the applicable Redemption Date, subject to the right of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net proceeds are contributed to the Company; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 90 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offering or other offering or in connection with a transaction (or series or related transactions) that constitutes a Change of Control or other corporate transaction or event may be given prior to the completion or the occurrence thereof.
(d)On or after April 15, 2028, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to but not including the applicable Redemption Date, subject to the right of

Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	Percentage
2028	102.18750%
2029	101.09375%
2030 and thereafter	100.00000%
(e)Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.05 of the Indenture.
6.MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.TAX REDEMPTION. Pursuant to Section 3.09 of the Indenture, the Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holder whose Notes are to be redeemed (which notice shall be irrevocable), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the Tax Redemption Date and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise.

8.NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be transmitted electronically (or otherwise communicated in accordance with the applicable procedures of Euroclear or Clearstream) at least 10 days but not more than 60 days before the Redemption Date (except that redemption notices may be transmitted more than 60 days before a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture or as specified in Section 3.03 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than €100,000 may be redeemed in part but only in whole multiples of €1,000 in excess of €100,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.
Any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a Change of Control, an Equity Offering, or other offering, or other corporate transaction or event.
9.OFFERS TO REPURCHASE.

(a)Upon the occurrence of a Change of Control, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, to the date of purchase (the “Change of Control Payment”). The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(b)Upon the occurrence of Asset Sales, the Issuer may be obligated to make offers to purchase Notes and, if required by the terms of any Senior Indebtedness of the Company or any Restricted Subsidiary, to the holders of such Senior Indebtedness (other than with respect to Hedging Obligations) with a portion of the Net Proceeds of such Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

10.DENOMINATIONS, TRANSFER. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and/or the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer and/or the Trustee may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 10 days before a selection of Notes to be redeemed.

11.PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

12.AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

13.DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes may declare the principal, premium and Additional Amounts, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium and Additional Amounts, if any, or interest) if it determines that withholding notice is in their interest (it being understood that the Trustee does not have an affirmative duty to make such a determination). The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer and each Guarantor is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

14.AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15.[RESERVED].

16.GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES. ARTICLES 470-3 TO 470-19 OF THE LUXEMBOURG LAW OF AUGUST 10, 1915 ON COMMERCIAL COMPANIES, AS AMENDED, ARE EXPRESSLY EXCLUDED.

17.COMMON CODE OR ISIN NUMBERS. The Issuer has caused Common Code or ISIN numbers to be printed on the Notes and the Trustee may use Common Code or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:
Aramark International Finance S.à r.l.,
562, rue de Neudorf
L-2220, Luxembourg
Grand Duchy of Luxembourg
With a copy to:
Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
United States of America
Fax No.: +1 (215) 413-8808
Attention: General Counsel

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to: _________________________________________________
(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee or Agent).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
[ ] Section 4.10        [ ] Section 4.14
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$
Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee or Agent).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is €____________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Registrar or Custodian

*This schedule should be included only if the Note is issued in global form.

Section 13.24Exhibit B
(a)
FORM OF CERTIFICATE OF TRANSFER
Aramark International Finance S.à r.l.
562, rue de Neudorf
L-2220
Grand Duchy of Luxembourg
c/o Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
United States of America
Fax No.: +1 (215) 413-8808
Attention: General Counsel
U.S. Bank Europe DAC, as Transfer Agent
Block F1, Cherrywood Business Park,
Cherrywood, Dublin 18,
D18 W2X7, Ireland
Email: CDRM@usbank.com
Attention: Relationship Management Group

U.S. Bank Trust Company, National Association, as Trustee Global Corporate Trust
1735 Market Street, 43rd Floor
Philadelphia, PA 19103
United States of America
Attention: Gregory P. Guim
E-mail: gregory.guim@usbank.com

Re: 4.375% Senior Notes due 2033
Reference is hereby made to the Indenture, dated as of March 19, 2025 (the “Indenture”), among Aramark International Finance S.à r.l., Aramark Services, Inc., Aramark, the other guarantors named therein, the Trustee, the Paying Agent, the Transfer Agent and the Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
_________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €__________________ in such Note[s] or interests (the “Transfer”), to _________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]

1.[ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.[ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.[ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)[ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)[ ] such Transfer is being effected to the Issuer or a subsidiary thereof;
or

(c)[ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.
4.[ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.
(a)[ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b)[ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c)[ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.
[Insert Name of Transferor]
By:
Name:
Title:
Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1.The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)[ ] a beneficial interest in the:
i.[ ] 144A Global Note (Common Code 302348316;
ISIN XS3023483160), or
ii.[ ] Regulation S Global Note (Common Code 302348243;
ISIN XS3023482436), or
(b)[ ] a Restricted Definitive Note.
2.After the Transfer the Transferee will hold:
[CHECK ONE]
(a)[ ] a beneficial interest in the:
i.[ ] 144A Global Note (Common Code 302348316;
ISIN XS3023483160), or
ii.[ ] Regulation S Global Note (Common Code 302348243;
ISIN XS3023482436), or
iii.[ ] Unrestricted Global Note (Common Code [        ]; ISIN [           ]), or
(b)[ ] a Restricted Definitive Note, or
(c)[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

Section 13.25Exhibit C
(a)
FORM OF CERTIFICATE OF EXCHANGE
Aramark International Finance S.à r.l.
562, rue de Neudorf
L-2220
Grand Duchy of Luxembourg
c/o Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
United States of America
Fax No.: +1 (215) 413-8808
Attention: General Counsel
U.S. Bank Europe DAC, as Transfer Agent
Block F1, Cherrywood Business Park,
Cherrywood, Dublin 18,
D18 W2X7, Ireland
Email: CDRM@usbank.com
Attention: Relationship Management Group

U.S. Bank Trust Company, National Association, as Trustee
Global Corporate Trust
1735 Market Street, 43rd Floor
Philadelphia, PA 19103
United States of America
Attention: Gregory P. Guim
E-mail: gregory.guim@usbank.com

Re: 4.375% Senior Notes due 2033
Reference is hereby made to the Indenture, dated as of March 19, 2025 (the “Indenture”), among Aramark International Finance S.à r.l., Aramark Services, Inc., Aramark, the other guarantors named therein, U.S. Bank Trust Company, National Association, as trustee, and U.S. Bank Europe DAC, as paying agent, registrar and transfer agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
_________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of €_________________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE.
a)[ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
b)[ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
c)[ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
d)[ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES.
a)[ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
b)[ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated ____________________.
[Insert Name of Transferor]
By:
Name:
Title:
Dated:

(b)
Section 13.26Exhibit D
[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, among _______________ (the “Guaranteeing Subsidiary”), a subsidiary of Aramark Services, Inc., a Delaware corporation (the “Company”), U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and U.S. Bank Europe DAC, as paying agent, transfer agent and registrar (the “Agent”)..
WITNESSETH
WHEREAS, Aramark International Finance S.à r.l., a société à responsabilité limitée incorporated under the laws of Luxembourg existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 562, rue de Neudorf L - 2220 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B213360 (the “Issuer”), and a wholly owned subsidiary of Aramark and the Company, Aramark, the Company and the other Guarantors have heretofore executed and delivered to the Trustee and the Agents an indenture (the “Indenture”), dated as of March 19, 2025, providing for the issuance of an unlimited aggregate principal amount of the Issuer’s 4.375% Senior Notes due 2033 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Agents are authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:
a)Along with all other Guarantors, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and the Agents and to the Trustee and the Agents and their successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:
(i)the principal of, interest and premium and Additional Amounts, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders, the Agents or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(ii)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.
b)The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
c)The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.
d)This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.
e)If any Holder, any Agent or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to an Agent, the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
f)The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
g)As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee and the Agents, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.
h)The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

i)Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guaranteeing Subsidiary under this Guarantee will not constitute a fraudulent transfer or conveyance.
j)This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
k)In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
l)This Guarantee shall be a general unsecured senior obligation of such Guaranteeing Subsidiary, ranking pari passu with any other future Senior Indebtedness of the Guaranteeing Subsidiary, if any.
m)Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
(3)Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
(4)Merger, Consolidation or Sale of All or Substantially All Assets.
a)Except as otherwise provided in Section 5.01(c) of the Indenture, the Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into (whether or not the Guaranteeing Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(i)(A) the Guaranteeing Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Guaranteeing Subsidiary, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);
(A)the Successor Person, if other than the Guaranteeing Subsidiary, expressly assumes all the obligations of the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(B)immediately after such transaction, no Default exists; and
(C)the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or
(ii)the transaction is made in compliance with Section 4.10 of the Indenture;
b)Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, the Guaranteeing Subsidiary may merge into or transfer all or part of its properties and assets to another Guarantor, including the Company, or the Issuer.
(5)Releases. The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuer, the Agents or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon:
(1) (A) any sale, disposition or other transfer (including by merger or consolidation) of the Capital Stock of the Guaranteeing Subsidiary (or any sale, disposition or other transfer of Capital Stock following which the Guaranteeing Subsidiary is no longer a Restricted Subsidiary) or all or substantially all the assets of the Guaranteeing Subsidiary which sale, disposition or transfer is made in compliance with the applicable provisions of the Indenture;
(D)the release or discharge of the guarantee by the Guaranteeing Subsidiary of the guarantee which resulted in the creation of the Guarantee, except a discharge or release by or as a result of payment under such guarantee;
(E)the proper designation of the Guaranteeing Subsidiary as an Unrestricted Subsidiary; or
(F)the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and
(2)     the Guaranteeing Subsidiary delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6)No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(7)Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ARTICLES 470-3 TO 470-19 OF THE LUXEMBOURG LAW OF AUGUST 10, 1915 ON COMMERCIAL COMPANIES, AS AMENDED, ARE EXPRESSLY EXCLUDED.
(8)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(9)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(10)The Trustee and Agents. Neither the Trustee nor the Agents shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, indemnities, powers, and duties of the Agents and the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
(11)Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.
(12)Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
(13)Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee and the Agents in this Supplemental Indenture shall bind their successors.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
[GUARANTEEING SUBSIDIARY]
By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:
U.S. BANK EUROPE DAC, as Paying Agent, Transfer Agent and Registrar
By:
Name:
Title: